Exhibit 2.1

AGREEMENT AND PLAN OF SHARE EXCHANGE AND MERGER

by and among

CATALYST BANCORP, INC.,

CATALYST BANK,

LAKESIDE BANCSHARES, INC.

and

LAKESIDE BANK

Dated as of April 7, 2026

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Table of Contents

Page

ARTICLE I. THE SHARE EXCHANGE AND MERGERS2

1.1The Share Exchange.2

1.2The Mergers.2

1.3Effective Time.3

1.4Effects of the Corporate Merger and Bank Merger.3

1.5Restructuring the Merger.3

1.6Conversion of LBI Common Stock.3

1.7CBI Capital Stock.4

1.8Articles of Surviving Corporation and Surviving Bank.4

1.9Bylaws of Surviving Corporation and Surviving Bank.5

1.10Tax Consequences.5

ARTICLE II. DELIVERY OF SHARE EXCHANGE CONSIDERATION5

2.1Deposit of Share Exchange Consideration.5

2.2Delivery of Share Exchange Consideration.5

2.3Bank Merger.8

2.4Withholding.8

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF CBI AND CATALYST8

3.1Corporate Organization.8

3.2Authority; No Violation.9

3.3Consents and Approvals.9

3.4Broker’s Fees.10

3.5Legal Proceedings.10

3.6Agreements with Regulatory Agencies.10

3.7Information Supplied.11

3.8Regulatory Matters.11

3.9Vote Required.11

3.10Transaction Funding.11

3.11No Further Representations.11

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF LBI AND LAKESIDE12

4.1Corporate Organization.12

4.2Capitalization.13

4.3Authority; No Violation.14

4.4Consents and Approvals.15

4.5Reports.16

4.6Financial Statements.16

4.7Broker’s Fees.17

4.8Absence of Certain Changes or Events.17

4.9Legal Proceedings.17

4.10Taxes and Tax Returns.18

4.11Employees.20

4.12Employee Benefits.20

4.13Compliance with Applicable Law.23

4.14Certain Contracts.24

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4.15Agreements with Regulatory Agencies.26

4.16Real Estate.26

4.17Interest Rate Risk Management Instruments.28

4.18Undisclosed Liabilities.28

4.19Properties and Insurance.28

4.20Intellectual Property; Data Privacy.29

4.21Investment Securities; BOLI.30

4.22Regulatory Capitalization.31

4.23Loans; Nonperforming and Classified Assets.31

4.24Allowance for Credit Losses.33

4.25Investment Management and Related Activities.33

4.26Deposit Insurance.33

4.27CRA, Anti-money Laundering and Customer Information Security.34

4.28Transactions with Affiliates.34

4.29Environmental Liability.34

4.30State Takeover Laws.35

4.31Intended Tax Treatment.35

4.32Information Supplied.35

4.33Opinion of LBI Financial Advisor.35

4.34Regulatory Matters.35

4.35No Existing Discussions.35

4.36Indemnification.35

4.37Minute Books.36

4.38Certain Business Practices.36

4.39Vote Required.36

4.40No Further Representations.36

ARTICLE V. COVENANTS RELATING TO CONDUCT OF BUSINESS36

5.1Conduct of Businesses Prior to the Effective Time.36

5.2LBI Forbearances.37

5.3CBI Forbearances.42

ARTICLE VI. ADDITIONAL AGREEMENTS42

6.1Regulatory Matters.42

6.2Access to Information.44

6.3Requisite Shareholder Approval; LBI Adverse Recommendation Change; Right to Match.45

6.4Legal Conditions to Transactions.47

6.5Employee Benefit Plans and Employee Matters; Existing Agreements.47

6.6Indemnification; Directors’ and Officers’ Insurance.49

6.7Additional Agreements.50

6.8Current Information.51

6.9Advice of Changes.51

6.10Non-Solicitation; Acquisition Proposals.51

6.11No Control of Other Party’s Business.54

6.12Adoption of Accounting Policies.54

6.13Change of Method.54

6.14Takeover Statutes.55

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6.15Shareholder Litigation.55

6.16Officer Agreements.55

6.17Section 280G Matters.55

ARTICLE VII. CONDITIONS PRECEDENT56

7.1Conditions to Each Party’s Obligation to Effect the Transactions.56

7.2Conditions to Obligations of LBI and Lakeside.57

7.3Conditions to Obligations of CBI and Catalyst.57

ARTICLE VIII. TERMINATION AND AMENDMENT58

8.1Termination.58

8.2Effect of Termination.60

8.3Termination Fee.60

ARTICLE IX. GENERAL PROVISIONS61

9.1Closing.61

9.2Nonsurvival of Representations, Warranties and Agreements.62

9.3Expenses.62

9.4Notices.62

9.5Interpretation.63

9.6Amendment.64

9.7Extension; Waiver.64

9.8Counterparts.64

9.9Entire Agreement.64

9.10Governing Law; Venue.65

9.11Waiver of Jury Trial.65

9.12Publicity.65

9.13Assignment; Third Party Beneficiaries.66

9.14Severability.66

9.15Delivery by Facsimile or Electronic Transmission.66

9.16Specific Performance.67

9.17Definition of Material Adverse Effect.67

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EXHIBITS:

Exhibit A-1-Form of Shareholder Support Agreement

Exhibit A-2-Form of Restrictive Covenant Agreement

Exhibit B-Form of Share Exchange Agreement

Exhibit C-Corporate Merger Agreement

Exhibit D-Bank Merger Agreement

Exhibit E  -Amendment to Change in Control Agreement

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AGREEMENT AND PLAN OF SHARE EXCHANGE AND MERGER

This AGREEMENT AND PLAN OF SHARE EXCHANGE AND MERGER, dated as of April 7, 2026 (this “Agreement”), is made by and between Lakeside Bancshares, Inc., a Louisiana corporation (“LBI”), and Lakeside Bank, a Louisiana banking corporation (“Lakeside”), on the one hand, and Catalyst Bancorp, Inc., a Louisiana corporation (“CBI”), and Catalyst Bank, a federally-chartered savings bank (“Catalyst”), on the other hand.

RECITALS:

WHEREAS, the boards of directors of CBI and LBI each have approved, and deem it advisable and in the best interests of their respective corporations and shareholders to consummate the strategic business combination transaction provided for herein in which LBI will, subject to the terms and conditions set forth herein, be acquired by CBI by statutory share exchange (the “Share Exchange”) and then immediately thereafter merge with and into CBI (the “Corporate Merger”), with CBI as the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”) in the Corporate Merger;

WHEREAS, the boards of directors of Catalyst and Lakeside each have approved, and deem it advisable and in the best interests of their respective corporations and respective sole shareholders to consummate the strategic business combination transaction provided for herein in which Lakeside will, subject to the terms and conditions set forth herein, merge with and into Catalyst (the “Bank Merger”), with Catalyst as the surviving banking corporation (hereinafter sometimes referred to in such capacity as the “Surviving Bank”) in the Bank Merger;

WHEREAS, for U.S. federal income tax purposes, the parties intend (1) that the Share Exchange will be treated as if holders of shares of LBI Common Stock (as defined in Section 2.3 herein) sold their interests therein solely in exchange for cash in a taxable stock sale by such holders of shares of LBI Common Stock to CBI for federal and, if applicable, state and local income Tax purposes, (2) that the Corporate Merger will qualify as a “complete liquidation” of LBI with and into CBI within the meaning of Section 332 of the Internal Revenue Code of 1986, as amended (the “Code”), (3) that the Bank Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code (such intent, collectively, the “Intended Tax Treatment”), and (4) for this Agreement to be, and this Agreement is adopted as, a “plan of liquidation” for purposes of Section 332 of the Code with respect to the Corporate Merger and a “plan of reorganization” for purposes of Sections 354 and 361 of the Code with respect to the Bank Merger;

WHEREAS, as a material inducement and as additional consideration to CBI to enter into this Agreement, (i) each director of LBI and Lakeside owning shares of LBI Common Stock has entered into a shareholder support agreement with CBI dated as of the date hereof, the form of which is attached hereto as Exhibit A-1 (each a “Shareholder Support Agreement” and, collectively, the “Shareholder Support Agreements”), pursuant to which each such person has agreed, among other things, to vote all shares of LBI Common Stock owned by such person and which such person has the power to vote in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in this Agreement, and to refrain from transfers of any such shares of LBI Common Stock prior to the closing of the Share Exchange (the “Closing”), and (ii) non-employee directors of LBI and

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Lakeside have entered into a Restrictive Covenant Agreement with CBI dated as of the date hereof to be effective as of the Effective Time, the form of which is attached hereto as Exhibit A-2; and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Share Exchange, Corporate Merger and Bank Merger and also to prescribe certain conditions to the Share Exchange, Corporate Merger and Bank Merger;

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I.
THE SHARE EXCHANGE AND MERGERS
1.1The Share Exchange.
(a)Share Exchange.  At the Effective Time, CBI will acquire all of the outstanding shares of LBI Common Stock, in exchange for the Share Exchange Consideration defined in Article 2 below, pursuant to the provisions of this Agreement, the Share Exchange Agreement in substantially the form of Exhibit B hereto (the “Share Exchange Agreement”) and the provisions of and with the effect provided in La. Rev. Stat. § 12:1-1101, et seq.  For U.S. federal income tax purposes, the Share Exchange is intended be treated as if holders of shares of LBI Common Stock sold their interests therein for cash.
(b)Effect of Share Exchange.  Upon consummation of the Share Exchange as of the Effective Time, all of the issued and outstanding shares of LBI Common Stock shall be owned by CBI, but the separate corporate existence of LBI shall not cease until after the completion of the Corporate Merger, which is more fully described below.  Until completion of the Corporate Merger, all of the assets and property of every kind and character, real, personal and mixed, tangible and intangible, choses in action, rights, and credits owned by LBI, or which would inure to it, shall remain owned by LBI, even though LBI at that time, and until the completion of the Corporate Merger, will be a wholly owned subsidiary of CBI.
1.2The Mergers.
(a)Subject to the terms and conditions of this Agreement and the Corporate Merger Agreement in substantially the form of Exhibit C hereto (the “Corporate Merger Agreement”), in accordance with the Louisiana Business Corporation Act (“LBCA”), immediately following the Share Exchange, LBI shall merge with and into CBI. CBI shall be the Surviving Corporation in the Corporate Merger, and shall continue its corporate existence under the laws of the State of Louisiana. Upon consummation of the Corporate Merger, the separate corporate existence of LBI shall terminate.
(b)Subject to the terms and conditions of this Agreement and the Bank Merger Agreement in substantially the form of Exhibit D hereto (the “Bank Merger Agreement”), in accordance with 12 U.S.C. § 1828(c), 12 U.S.C. § 1464, 12 C.F.R § 5.33,  and La. Rev. Stat. § 6:351, et seq., as amended, immediately following the Corporate Merger, Lakeside shall merge with and into Catalyst. Catalyst shall be the Surviving Bank in the Bank Merger and shall continue

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its corporate existence under the laws of the United States of America. Upon consummation of the Bank Merger, the separate corporate existence of Lakeside shall terminate.
1.3Effective Time.
(a)The Share Exchange shall become effective on such date and at such time as set forth in the Articles of Share Exchange (the “Articles of Share Exchange”) that shall be filed with the Secretary of State of Louisiana (the “Louisiana Secretary”) on the Closing Date; provided, that the parties shall cause the Share Exchange to be effective no later than the day immediately following the day on which the Closing occurs (referred to in this Agreement as the “Closing Date.”).  The “Effective Time” shall be the date and time when the Share Exchange becomes effective, as set forth in the Articles of Share Exchange.
(b)The Corporate Merger shall become effective on such date and at such time as set forth in the articles of merger of CBI and LBI (the “Articles of Merger”) that shall be filed with the Louisiana Secretary on the Closing Date; provided, that the parties shall cause the Corporate Merger to be effective immediately following the Effective Time.
(c)The Bank Merger shall become effective immediately following the Corporate Merger and as set forth in the Certificate of Merger Approval issued by the Office of the Comptroller of the Currency (the “OCC”) and the Louisiana Office of Financial Institutions (“OFI”) based on articles of merger of Catalyst and Lakeside filed with the OCC and the OFI and the Louisiana Secretary, as necessary (collectively, and together with such other documents and certificates as are necessary to effectuate the Bank Merger, the “Bank Merger Certificates”).
1.4Effects of the Corporate Merger and Bank Merger. At and after the Effective Time, the Corporate Merger shall have the effects set forth in La. Rev. Stat. § 12:1-1107. At and after the effective time of the Bank Merger, the Bank Merger shall have the effects set forth in 12 U.S.C. § 1828(c), 12 C.F.R. § 5.33 and La. Rev. Stat. § 6:355.
1.5Restructuring the Merger. Notwithstanding any other provision in this Agreement, the Parties may, upon mutual written agreement, restructure the Share Exchange and Mergers; provided, however, that the Share Exchange Consideration (as defined below) shall remain the same in kind and in time received and such restructuring shall not (i) materially impair or delay the consummation of the Share Exchange, (ii) require resubmission to LBI’s shareholders for approval, (iii) require resubmission to regulatory authorities for approval or be likely to delay, jeopardize receipt of, or impose a Burdensome Condition upon any required regulatory approvals, or (iv) result in any material adverse U.S. federal or state income Tax consequences to LBI’s shareholders as a result of such modification.
1.6Conversion of LBI Common Stock. The following shall occur, subject to the provisions of this Agreement, at the Effective Time, by virtue of the Share Exchange and without any action on the part of LBI, CBI or the holder of any of the following securities.
(a)Subject to Sections 1.6(b) and 1.6(d) hereof, each share of LBI Common Stock outstanding immediately prior to the Effective Time (other than (i) the shares that are cancelled pursuant to Section 1.6(c) and (ii) the shares with respect to which the holders thereof

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have perfected dissenters’ rights under La. Rev. Stat. § 12:1-1301, et seq. (“Part 13”) of the LBCA (the “Dissenting Shares”)), shall automatically be converted at the Effective Time into the right to receive such holder’s pro-rata share of Forty-One Million Eighty-One Thousand Four Hundred Forty Four and 14/100 Dollars ($41,081,444.14) in cash, calculated based on the total number of issued and outstanding shares of LBI Common Stock immediately before the Share Exchange, as may be adjusted by Section 1.6(b) (“Share Exchange Consideration”).
(b)In the event that, prior to Closing, the participation by Lakeside in the asset that is the subject of the legal proceeding disclosed in Section 4.9 of the LBI Disclosure Schedules (“Adjusting Asset”) is liquidated, through settlement with the lead lender or otherwise, so that Lakeside receives cash in exchange for its interest in the Adjusting Asset, the Share Exchange Consideration shall be increased on a tax adjusted basis by an amount equal to fifty cents ($0.50) for each one dollar ($1.00) of cash collected by Lakeside in satisfaction of the Adjusting Asset that exceeds One Million Dollars ($1,000,000), with no additional increase required for a recovery of Two Million Sixty-Three Dollars ($2,063,000) or more on the Adjusting Asset.  For purpose of the tax-adjusted calculation, a tax rate of 21% shall be used.  By way of example, should Lakeside liquidate the Adjusting Asset for $1.5 million prior to Closing, the Share Exchange Consideration shall be increased by $197,500 (i.e., 0.50 x $500,000 x (1.00 - 0.21)).
(c)All shares of LBI Common Stock issued and outstanding immediately prior to the Effective Time that are owned by CBI, LBI, Lakeside or any of their respective Subsidiaries (other than (i) shares of LBI Common Stock held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties and (ii) shares of LBI Common Stock held, directly or indirectly, by CBI or LBI in respect of a debt previously contracted) shall be cancelled and shall cease to exist and no Share Exchange Consideration shall be delivered in exchange therefor.
(d)No Dissenting Shares shall be converted in the Merger.  All such shares shall be canceled and the holders thereof shall thereafter have only such rights as are granted to dissenting shareholders under Part 13 of the LBCA; provided, however, that if any such shareholder fails to perfect his or her rights as a dissenting shareholder with respect to his or her Dissenting Shares in accordance with Part 13 of the LBCA or withdraws or loses such holder’s dissenter’s rights, such shares held by such shareholder shall be treated the same as all other holders of LBI Common Stock who at the Effective Time held LBI Common Stock.
1.7CBI Capital Stock. At and after the Effective Time, each share of authorized capital stock of CBI issued and outstanding (“CBI Capital Stock”) immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Share Exchange or Corporate Merger.
1.8Articles of Surviving Corporation and Surviving Bank. At the Effective Time and upon the consummation of the Corporate Merger, the articles of incorporation of CBI, as in effect immediately prior to the Effective Time (the “CBI Articles”), shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law. At the effective time of the Bank Merger, the charter of association of Catalyst, as in effect immediately prior to the Effective Time, shall be the charter of association of the Surviving Bank (“Catalyst Articles”) until thereafter amended in accordance with applicable law.

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1.9Bylaws of Surviving Corporation and Surviving Bank. At the Effective Time and upon the consummation of the Corporate Merger, the bylaws of CBI, as in effect immediately prior to the Effective Time (the “CBI Bylaws”), shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law. At the effective time of the Bank Merger, the bylaws of Catalyst, as in effect immediately prior to the Effective Time (“Catalyst Bylaws”), shall be the bylaws of the Surviving Bank until thereafter amended in accordance with applicable law.
1.10Tax Consequences. From and after the date of this Agreement and until the Closing, each party hereto shall use its reasonable best efforts to cause the transactions contemplated by this Agreement to be treated in accordance with the Intended Tax Treatment, and no party shall take any contrary position absent a contrary final determination by a Governmental Entity (within the meaning of Section 1313 of the code or any analogous provision of state or local Tax law).
ARTICLE II.
DELIVERY OF SHARE EXCHANGE CONSIDERATION
2.1Deposit of Share Exchange Consideration. At or prior to the Closing, CBI shall deposit, or shall cause to be deposited, with Catalyst Bank or a reputable third-party exchange agent engaged by Catalyst Bank (the “Exchange Agent”), for the benefit of the holders of shares of LBI Common Stock, for exchange in accordance with this Article II, cash equal to the Share Exchange Consideration (such aggregate cash being hereinafter referred to as the “Exchange Fund”), to be paid pursuant to Section 1.6 in exchange for shares of LBI Common Stock outstanding as of immediately prior to the Effective Time.
2.2Delivery of Share Exchange Consideration.
(a)As soon as practicable, but in no event later than ten (10) business days prior to the Effective Time, CBI shall cause the Exchange Agent to mail to the former record holders of shares of LBI Common Stock issued and outstanding immediately prior to the Effective Time that have been converted into the right to receive a pro-rata portion of the Share Exchange Consideration pursuant to Section 1.6 (other than Dissenting Shares): (i) a letter of transmittal in customary form as reasonably agreed by the parties hereto which shall specify that delivery shall be effected, and risk of loss of and title shall pass, only upon delivery to the Exchange Agent of certificates or other official documentation evidencing such shares of LBI Common Stock (“Certificates,” or “Certificate” in the singular) and (ii) instructions for use in effecting the surrender to the Exchange Agent of Certificates for pro-rata portion of the Share Exchange Consideration due to such holders of shares of LBI Common Stock. Upon proper surrender of a Certificate or Certificates to the Exchange Agent for exchange and cancellation, together with such letter of transmittal duly executed and completed in accordance with the instructions thereto and any other documents reasonably required by the Exchange Agent (“Transmittal Materials”), the holder of such Certificate or Certificates shall be entitled to receive in exchange therefor the pro-rata portion of Share Exchange Consideration that such holder of the Certificates shall have become entitled pursuant to the provisions of Article I and the Certificate or Certificates so surrendered shall forthwith be cancelled. With respect to Certificate(s) and Transmittal Materials received by the Exchange Agent at least five (5) business days before the Effective Time, on the

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Closing Date, and with respect to others, upon the later of (i) the Effective Time and (ii) five (5) business days after receipt by the Exchange Agent, on behalf of CBI, shall deliver the pro-rata portion of Share Exchange Consideration to each such holder in exchange for each such share of LBI Common Stock. No interest will be paid or accrued on the Share Exchange Consideration. Holders of record of shares of LBI Common Stock who hold such shares as nominees, trustees or in other representative capacities may submit multiple letters of transmittal, provided that such representative certifies that each such letter of transmittal covers all the shares of LBI Common Stock held by such representative for a particular beneficial owner. Each Certificate so surrendered and all Transmittal Materials shall be duly completed and endorsed as the Exchange Agent may reasonably require. The Exchange Agent shall not be obligated to deliver the pro-rata portion of the Share Exchange Consideration to which any former holder of shares of LBI Common Stock is entitled as a result of the Share Exchange until such holder surrenders his, her or its Certificate(s) (or affidavits of loss in lieu of such Certificate(s)) for exchange as provided in this Section 2.2. After the Effective Time, each Certificate shall be deemed for all corporate purposes to evidence only the right of the holder thereof to receive a pro-rata portion of the Share Exchange Consideration in exchange for each such share as provided in this Article II.
(b)If any portion of the Share Exchange Consideration is to be paid to someone other than to whom the Certificate or Certificates surrendered in exchange therefor is or are registered, it shall be a condition to such payment that the Certificate or Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such payment shall first pay to the Exchange Agent in advance any transfer or other Taxes required by reason of such payment to anyone other than the registered holder of the Certificate or Certificates surrendered, or required for any other reason, or shall establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.
(c)After the Effective Time, there shall be no transfers on the stock transfer books of LBI of the shares of LBI Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the pro-rata portion of the Share Exchange Consideration due to the record holder or holders of the Certificates at the Effective Time.
(d)Notwithstanding anything to the contrary set forth in this Agreement, Dissenting Shares of LBI Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has properly exercised and maintained appraisal rights in respect of such shares in accordance with Part 13 of the LBCA and did not vote for the adoption of this Agreement shall not be converted into a right to receive a pro-rata portion of the Share Exchange Consideration but instead shall be entitled to payment of such consideration as may be determined to be due in accordance with Part 13 of the LBCA; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or otherwise loses such holder’s right to appraisal pursuant to Part 13 of the LBCA, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Part 13 of the LBCA, such shares of LBI Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive a pro-rata portion of the Share Exchange Consideration in accordance with Section 1.6, without interest thereon, upon surrender of such shares of LBI Common Stock. LBI shall give

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prompt notice to CBI of any demands received by LBI for appraisal, of any withdrawals of such demands and of any other instruments served pursuant to the LBCA and received by LBI relating to Part 13 of the LBCA. LBI and CBI shall consult regarding all negotiations and proceedings with respect to such demands, and LBI shall not settle or compromise any such demands without CBI's prior written consent (not to be unreasonably withheld, conditioned or delayed). CBI will pay any holder of Dissenting Shares the payment of such consideration as may be determined to be due in accordance with Part 13 of the LBCA.  Prior to the Effective Time, LBI shall not, without the prior written consent of CBI, make any payment with respect to, or settle or compromise or offer to settle or compromise or otherwise negotiate, any such demand, or agree to do any of the foregoing.
(e)Any portion of the Exchange Fund that remains unclaimed by the holders of shares of LBI Common Stock as of the first anniversary of the Effective Time shall be delivered to CBI. Any former holders of shares of LBI Common Stock who have not theretofore complied with this Article II shall thereafter look only to CBI for payment of the Share Exchange Consideration in respect of each share of LBI Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of LBI, its Subsidiaries, CBI, Catalyst, the Exchange Agent or any other person shall be liable to any former holder of shares of LBI Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws. Any Share Exchange Consideration remaining unclaimed as of a date which is immediately prior to the time when such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable law, become property of CBI free and clear of any claims or interest of any person or entity otherwise entitled thereto.
(f)In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if, with respect to an individual person, such Certificates represent portions of the Exchange Fund in an aggregate amount equal to or greater than $50,000 and reasonably required by CBI, the posting by such person of a bond in such amount as CBI may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent, or if the Share Exchange Consideration payable with respect to such Certificate has been returned to CBI pursuant to Section 2.2(e), CBI, will issue the related pro-rata portion of the Share Exchange Consideration in exchange for such lost, stolen or destroyed Certificate.
(g)The payment of any income, transfer, documentary, sales, use, stamp, registration, value added and other Taxes and fees (including any penalties and interest) incurred solely by a holder of shares of LBI Common Stock in connection with the Share Exchange or the other transactions contemplated by this Agreement, and the filing of any related return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof (each such document, a “Tax Return”) and other documentation with respect to such Taxes and fees, shall be the sole responsibility of such holder.
(h)From and after the Effective Time, the holders of Certificate(s) shall cease to have any rights with respect to the shares of LBI Common Stock represented thereby except as

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provided in this Agreement or by applicable law. All rights to receive the Share Exchange Consideration issued upon conversion of the shares of LBI Common Stock pursuant to this Article II shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of LBI Common Stock.
(i)The Exchange Agent shall invest the cash balances in the Exchange Fund in a demand deposit account or as directed by CBI. Any interest and other income resulting from such investment shall be the sole and exclusive property of CBI and shall be paid to CBI (or the Surviving Corporation) upon termination of the Exchange Fund pursuant to Section 2.2(e).
2.3Bank Merger. At the effective time of the Bank Merger, each share of common stock, $1.00 par value per share, of Lakeside (the “Lakeside Common Stock”) issued and outstanding immediately prior to the effective time of the Bank Merger shall automatically be canceled and there shall be no conversion or exchange of, or consideration paid or issued for, such Lakeside Common Stock. The certificate(s) for such Lakeside Common Stock shall be surrendered and canceled. All of the shares of Catalyst issued and outstanding immediately prior to the effective time of the Bank Merger shall remain issued and outstanding after the effective time of the Bank Merger and shall be unaffected by the Bank Merger.
2.4Withholding. Each of CBI, Catalyst, LBI, Lakeside, the Surviving Corporation and the Surviving Bank is entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of shares of LBI Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code, or any provision of state, local or foreign Tax law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld and remitted to the appropriate Governmental Entities, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid. The parties hereto shall reasonably cooperate in good faith to reduce or eliminate any such deduction or withholding to the extent permissible under applicable law.
ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF CBI AND CATALYST

CBI and Catalyst, jointly and severally, hereby represent and warrant to LBI and Lakeside as follows:

3.1Corporate Organization. CBI is a corporation validly existing and in good standing under the laws of the State of Louisiana, it is a federal savings and loan holding company that is treated as a bank holding company pursuant to Section 5A of the Home Owners’ Loan Act of 1933, as amended (the “HOLA”), and it has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Catalyst is a federally-chartered savings association that has elected to operate as a covered savings association under Section 5A of HOLA and is validly existing and in good standing under the laws of the United States of America.  The deposits of Catalyst are insured by the Federal Deposit Insurance Corporation (the “FDIC”), and as a covered savings association it is required to be a member of

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the Federal Reserve System. Catalyst has the corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted.

3.2Authority; No Violation.
(a)Each of CBI and Catalyst has full corporate power and authority to execute and deliver this Agreement and, subject in the case of the adoption and approval of the Bank Merger pursuant to this Agreement by CBI as the sole shareholder of Catalyst (which CBI shall effect promptly after the date hereof), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved in a unanimous vote by the board of directors of CBI and Catalyst. The board of directors of CBI determined that the Share Exchange and Corporate Merger, on the terms and conditions set forth in this Agreement, are advisable and in the best interests of CBI and its shareholders and, except for the adoption and approval of the Bank Merger by CBI as the sole shareholder of Catalyst, no other corporate proceedings on the part of CBI or Catalyst are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by CBI and Catalyst and (assuming due authorization, execution and delivery by LBI and Lakeside) constitutes a valid and binding obligation of each of CBI and Catalyst, enforceable against it in accordance with its terms (except as may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies).
(b)Neither the execution and delivery of this Agreement by CBI and Catalyst, nor the consummation by CBI or any of its Subsidiaries, as applicable, of the transactions contemplated hereby (including the Share Exchange, the Corporate Merger and the Bank Merger), nor compliance by CBI or any of its Subsidiaries with any of the terms or provisions hereof or any of the terms and provisions of any agreement contemplated hereby, will (i) violate any provision of the CBI Articles, the CBI Bylaws or the organizational documents of any of its Subsidiaries, or (ii) assuming that the consents, approvals and filings referred to in Section 3.3 are duly obtained or made, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to CBI or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, require the payment of any termination or like fee, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of CBI or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which CBI or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except in the case of clause (ii) above for such violations, conflicts, breaches, losses, defaults, terminations, cancellations, accelerations, or any liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”) which would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CBI.
3.3Consents and Approvals. Except for (i) the filing of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “FRB”), the OCC,

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and the OFI with respect to the Share Exchange, the Corporate Merger and the Bank Merger, as applicable, and approval of such applications and notices, (ii) the filing of any required applications, filings or notices with any other federal, state or foreign agencies or regulatory (including self-regulatory) authorities (individually, a “Regulatory Agency” and collectively, the “Regulatory Agencies”) and approval or grant of such applications, filings and notices (the “Other Regulatory Approvals”), and (iii) the filing of the Articles of Share Exchange and Articles of Merger with the Louisiana Secretary pursuant to the LBCA, and the filing of the Bank Merger Certificates, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization (an “SRO”) (each a “Governmental Entity”) or Regulatory Agency are necessary by CBI or Catalyst in connection with (A) the execution and delivery by CBI and Catalyst of this Agreement or (B) the consummation by CBI or any of its Subsidiaries, as applicable, of the Share Exchange, the Corporate Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, CBI has no knowledge of any reason why the necessary regulatory approvals and consents will not be received to permit consummation of the Share Exchange, the Corporate Merger, the Bank Merger and the other transactions contemplated herein on a timely basis. No consents, authorizations, or approvals of any person, other than a Governmental Entity or Regulatory Agency, are necessary by CBI or Catalyst in connection with (x) the execution and delivery by CBI and Catalyst of this Agreement or (y) the consummation by CBI or any of its Subsidiaries, as applicable, of the Share Exchange, the Corporate Merger, and the other transactions contemplated hereby (including the Bank Merger).

3.4Broker’s Fees. Except for Brean Capital, LLC (“Brean”), neither CBI nor any of its Subsidiaries or any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Share Exchange or related transactions contemplated by this Agreement.
3.5Legal Proceedings.
(a)Neither CBI nor any of its Subsidiaries is a party to any, and there are no pending or, to CBI’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against  CBI or any of its Subsidiaries, challenging the validity or propriety of the transactions contemplated by this Agreement as to which, in any such case, if adversely determined would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CBI or materially impair the ability of CBI to consummate the Share Exchange.
(b)There is no injunction, order, judgment, decree, or regulatory restriction (other than those that apply to similarly situated bank holding companies or banks) imposed upon CBI, any of its Subsidiaries, the assets of CBI or any of its Subsidiaries that, either individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect on CBI or materially impair the ability of CBI to consummate the Share Exchange.
3.6Agreements with Regulatory Agencies. Neither CBI nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been

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ordered to pay any material civil monetary penalty by, or has been a recipient of any supervisory letter from or has adopted any board resolutions at the request of, any Regulatory Agency or other Governmental Entity, that, in each of any such cases, currently restricts in any material respect the consummation of the transactions contemplated by this Agreement (each, a “CBI Regulatory Agreement”), nor has CBI or any of its Subsidiaries been advised by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such CBI Regulatory Agreement.

3.7Information Supplied. The information relating to CBI and its Subsidiaries that is provided by CBI or its representatives specifically for inclusion or incorporation by reference in (a) the Notice of Meeting and Proxy Statement to be mailed by LBI to the LBI shareholders in connection with the meeting referred to in Section 6.3 (“Proxy Statement”), on the date it (and any amendment or supplement thereto) is first mailed to LBI’s shareholders and at the time of the LBI Shareholders’ Meeting, and (b) any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading; provided, that information as of a later date shall be deemed to modify information as of an earlier date. The portions of the Proxy Statement relating to CBI and its Subsidiaries and other portions within the reasonable control of CBI and its Subsidiaries will comply in all material respects with applicable law. Notwithstanding the foregoing, no representation or warranty is made by CBI with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of LBI or its Subsidiaries for inclusion in the Proxy Statement or any other document filed with any other Regulatory Agency in connection herewith.
3.8Regulatory Matters. Neither CBI nor any of its Subsidiaries has taken or agreed to take any action, or failed to take any action, which could reasonably be expected to (i) materially impede or delay receipt of any consents of Regulatory Agencies referred to in Section 6.1 or result in the imposition of a Burdensome Condition upon such consents or (ii) result in failure of any condition in Article VII.
3.9Vote Required. No vote or consent of the holders of any class or series of CBI Capital Stock or any other securities of CBI is necessary or required under applicable law, CBI's organizational documents, or any agreement to which CBI is a party is necessary or required in order to adopt this Agreement and approve the transactions contemplated hereby, including the Share Exchange and Corporate Merger.
3.10Transaction Funding. CBI now has and will have as of the Closing Date sufficient capital to enable it to consummate the transactions contemplated by this Agreement. Additionally, CBI will have as of the Closing Date readily available funds necessary to deliver the Share Exchange Consideration as provided for in this Agreement.
3.11No Further Representations.
(a)Except for the representations and warranties made by CBI and Catalyst in this Article III, neither CBI, Catalyst nor any other person makes any express or implied representation or warranty with respect to CBI, its Subsidiaries, or their respective businesses,

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operations, assets, liabilities or conditions (financial or otherwise), and each of CBI and Catalyst hereby disclaims any such other representations or warranties. Notwithstanding the foregoing, nothing in this Section 3.11(a) shall limit LBI’s right to remedies for common law fraud or intentional misrepresentation. In particular, without limiting the foregoing disclaimer, neither CBI, Catalyst nor any other person makes or has made any representation or warranty to LBI or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to CBI or any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by CBI and Catalyst in this Article III, any oral or written information presented to LBI or any of its affiliates or representatives in the course of their due diligence investigation of CBI, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
(b)Each of CBI and Catalyst acknowledges and agrees that neither LBI, Lakeside nor any other person has made or is making, and they have not relied upon, any express or implied representation or warranty regarding LBI or any of its Subsidiaries other than those contained in Article IV.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF LBI AND LAKESIDE

Except as disclosed in the disclosure schedule (the “LBI Disclosure Schedule”) delivered by LBI to CBI prior to the execution of this Agreement (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article IV or to one or more of LBI’s covenants contained in Article V, provided, however, that, notwithstanding anything in this Agreement to the contrary, any disclosures made with respect to a section of this Article IV shall be deemed to qualify any other section of this Article IV (A) specifically referenced or cross-referenced or (B) to the extent it is reasonably apparent on its face from a reading of the disclosure that such disclosure applies to such section), LBI and Lakeside, jointly and severally, hereby represent and warrant to CBI and Catalyst as follows:

4.1Corporate Organization.
(a)LBI is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana. LBI has full corporate and other power and authority to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties or assets owned or leased by it makes such licensing or qualification necessary, except to the extent that the failure to have such power or authority, or failure to be so licensed, qualified or in good standing, would not reasonably be expected to have a Material Adverse Effect on LBI. LBI has full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate its properties and to engage in the business and activities now conducted by it, except where the failure to have such licenses, franchises, permits and other governmental authorizations would not, either individually or in the aggregate, have a Material Adverse Effect on LBI.  LBI is a bank holding company registered under the Bank Holding Company Act of 1956

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(“BHC Act”).  True and complete copies of the LBI’s articles of incorporation (the “LBI Articles”), including all amendments thereto, as well as bylaws of LBI (the “LBI Bylaws”), including all amendments thereto, as in effect as of the date of this Agreement, have previously been made available by LBI to CBI
(b)Lakeside is a Louisiana banking corporation that is not a member of the Federal Reserve System. True and complete copies of Lakeside’s articles of incorporation (“Lakeside Articles”), including all amendments thereto, as well as bylaws of Lakeside (the “Lakeside Bylaws”), including all amendments thereto, as in effect as of the date of this Agreement, have previously been made available by LBI to CBI.
(c)Section 4.1(c) of the LBI Disclosure Schedule lists the direct and indirect Subsidiaries of LBI. Each Subsidiary of LBI, including Lakeside, (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) is, in the case of Lakeside, a Louisiana banking corporation, (iii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on LBI and (iv) has all requisite corporate, limited liability company or trust, as applicable, power and authority to own or lease its properties and assets and to carry on its business as now conducted, except to the extent that, individually or in the aggregate, the failure to have such power or authority would not reasonably be expected to have a Material Adverse Effect on LBI.  As used in this Agreement, the words “Subsidiary” or “Subsidiaries” when used with respect to any party mean any bank, savings bank, corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes under GAAP.
(d)Other than as listed on Section 4.1(d) of LBI Disclosure Schedule, LBI does not own or control, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any other entity.
4.2Capitalization.
(a)The authorized capital stock of LBI consists of Ten Million (10,000,000) shares of LBI common stock, par value $1.00 per share (“LBI Common Stock”), 2,098,133 shares of which are issued and outstanding, and 1,000,000 shares of preferred stock, no par value per share (“LBI Preferred Stock”), none of which are issued and outstanding.  All of the issued and outstanding shares of LBI Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. All outstanding shares of LBI Common Stock and all outstanding shares of the capital stock of each of LBI’s Subsidiaries have been issued in compliance with all applicable federal and state securities laws. As of the date of this Agreement, except as provided in Section 4.2(a) of the LBI Disclosure Schedule, no trust preferred securities or subordinated debt securities of LBI or any of its Subsidiaries are issued or outstanding.

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(b)No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders may vote (“Voting Debt”) of LBI is issued or outstanding.
(c)Except for this Agreement, as of the date of this Agreement there are no options, subscriptions, warrants, calls, rights, commitments or agreements of any character, including but not limited to restricted stock awards and restricted stock units, to which LBI or any of its Subsidiaries is a party or by which LBI or any of its Subsidiaries is bound obligating LBI or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of LBI Common Stock or shares of capital stock or other equity ownership interests or securities convertible into or representing the right to purchase or otherwise receive any of the foregoing of LBI or any of its Subsidiaries or any Voting Debt or stock appreciation rights of LBI or any of its Subsidiaries or obligating LBI or any of its Subsidiaries to extend or enter into any such option, subscription, warrant, call, right, commitment or agreement or requiring LBI or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of LBI Common Stock or shares of capital stock or other equity ownership interests of LBI or any of its Subsidiaries (“LBI Equity Rights”). There are no outstanding contractual obligations of LBI or any of its Subsidiaries pursuant to which LBI or any of its Subsidiaries is or could be required to register shares of LBI Common Stock or other securities under the Securities Act. Other than the Shareholder Support Agreements, there are no proxies, voting trusts, agreements, arrangements or other understandings with respect to the voting of LBI Common Stock to which LBI is a party. All of the LBI Stock Plans, if any, have been approved by LBI’s shareholders, or shareholders of corporations that LBI has acquired, in accordance with the requirements of the laws of the applicable state and the Code.
(d)LBI owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of its Subsidiaries, free and clear of any Liens, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of LBI has been or is bound by any outstanding subscription, option, warrant, call, commitment or agreement of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities convertible into or representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.
4.3Authority; No Violation.
(a)Each of LBI and Lakeside has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, subject to: (i) in the case of the consummation of the Share Exchange and Corporate Merger, the approval by the requisite vote of the LBI Shareholders at LBI’s shareholders’ meeting in accordance with the requirements of the LBCA (“Requisite LBI Approval”) and (ii) in the case of the consummation of the Bank Merger, the adoption and approval of the Bank Merger pursuant to this Agreement by LBI as the sole shareholder of Lakeside (which LBI shall effect promptly after the date hereof). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved in a unanimous vote by the boards of directors of LBI and Lakeside. The board of directors of LBI determined that the Share Exchange and Corporate Merger, on the terms and conditions set forth in this Agreement, are advisable and in the best interests of LBI and its shareholders and has directed that this Agreement and the

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transactions contemplated hereby be submitted to LBI’s shareholders for approval and, except for the Requisite LBI Approval and the adoption and approval of the Bank Merger by LBI as the sole shareholder of Lakeside, no other corporate proceedings on the part of LBI or Lakeside are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by LBI and Lakeside and (assuming due authorization, execution and delivery by CBI and Catalyst) constitutes a valid and binding obligation of each of LBI and Lakeside, enforceable against it in accordance with its terms (except as may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies).
(b)Neither the execution and delivery of this Agreement by LBI and Lakeside, nor the consummation by LBI or any of its Subsidiaries, as applicable, of the transactions contemplated hereby (including the Share Exchange, the Corporate Merger and the Bank Merger), nor compliance by LBI or any of its Subsidiaries with any of the terms or provisions hereof or any of the terms and provisions of any agreement contemplated hereby, will (i) violate any provision of the LBI Articles or the LBI Bylaws or the organizational documents of any of its Subsidiaries, or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained or made, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to LBI or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, require the payment of any termination or like fee, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of LBI or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which LBI or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except in the case of clause (ii) above for such violations, conflicts, breaches, losses, defaults, terminations, cancellations, accelerations, or Liens which would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on LBI.
4.4Consents and Approvals. Except for (i) the filing of applications and notices, as applicable, with the FRB, the OCC, and the OFI with respect to the Share Exchange, the Corporate Merger and the Bank Merger, as applicable, and approval of such applications and notices, (ii) the Other Regulatory Approvals, and (iii) the filing of the Articles of Share Exchange and Articles of Merger with the Louisiana Secretary pursuant to the LBCA and the filing of the Bank Merger Certificates, no consents or approvals of or filings or registrations with any Governmental Entity or Regulatory Agency are necessary by LBI or Lakeside in connection with (A) the execution and delivery by LBI and Lakeside of this Agreement or (B) the consummation by LBI or any of its Subsidiaries, as applicable, of the Share Exchange, the Corporate Merger and the other transactions contemplated hereby (including the Bank Merger). Except for any consents, authorizations, or approvals which are listed in Section 4.4 of the LBI Disclosure Schedule, receipt of the Requisite LBI Approval and adoption and approval of the Bank Merger by LBI as the sole shareholder of Lakeside, no consents, authorizations, or approvals of any person, other than a Governmental Entity or Regulatory Agency, are necessary by LBI or Lakeside in connection with (x) the execution and delivery by LBI and Lakeside of this Agreement or (y) the consummation by LBI or any of its Subsidiaries, as applicable, of the Share Exchange, the Corporate Merger and the

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other transactions contemplated hereby (including the Bank Merger). As of the date hereof, LBI has no knowledge of any reason why the necessary regulatory approvals and consents will not be received to permit consummation of the Share Exchange, the Corporate Merger, the Bank Merger and the other transactions contemplated herein on a timely basis.

4.5Reports. Each of LBI and its Subsidiaries has timely filed or furnished, as applicable, in correct form all reports, forms, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file or furnish, as applicable, since January 1, 2023, with the Regulatory Agencies, and all other reports and statements required to be filed or furnished, as applicable, by them since January 1, 2023, including, without limitation, any report or statement required to be filed or furnished pursuant to the laws, rules or regulations of the United States, any state, any foreign entity or any Regulatory Agency or pursuant to any LBI Regulatory Agreement, and have paid in full all fees and assessments due and payable in connection therewith, except where the failure to file or furnish such report, form, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on LBI. As of their filing date, each such report or other filing did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of LBI and its Subsidiaries or as otherwise set forth in Section 4.15 of the LBI Disclosure Schedule, no Regulatory Agency has initiated any proceeding or examination or, to the knowledge of LBI, investigation into the business or operations of LBI or any of its Subsidiaries since January 1, 2023, or threatened to initiate any of the foregoing. There (x) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any written report or statement relating to any examinations or inspections of LBI or any of its Subsidiaries or any LBI Regulatory Agreement, and (y) are no formal or informal inquires by (other than in the ordinary course of routine regulatory examinations and visitations), or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of LBI or any of its Subsidiaries.
4.6Financial Statements.
(a)LBI has delivered to CBI true, correct and complete copies, including notes, of the audited financial statements of LBI for the years ended December 31, 2025, 2024, and 2023, including consolidated balance sheets, consolidated statements of income, consolidated statements of cash flows, consolidated statements of comprehensive income and consolidated statements of changes in shareholders’ equity, in each case accompanied by the audit report of Langley Williams & Company LLC and unaudited interim financial statements of LBI for each of the first three (3) months of 2026 as well as for the quarter ended March 31, 2026 (collectively, the “LBI Financial Statements”). The LBI Financial Statements fairly present in all material respects the consolidated results of operations, changes in shareholders’ equity, cash flows and financial position of LBI and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount and immaterial in any event); each of such statements (including the related notes, where applicable) complies in all material respects with applicable accounting requirements; and each of such statements (including the related notes, where applicable) has been prepared in accordance

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with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of LBI and its Subsidiaries since January 1, 2023, have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. Since January 1, 2023, no independent public accounting firm of LBI has resigned (or informed LBI that it intends to resign) or been dismissed as independent public accountants of LBI as a result of or in connection with any disagreements with LBI on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(b)Since January 1, 2023 (i) neither LBI nor any of its Subsidiaries nor, to the knowledge of LBI, any director, officer, employee, auditor, accountant or representative of it or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of LBI or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that LBI or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) to the knowledge of LBI, no attorney representing LBI or any of its Subsidiaries, whether or not employed by LBI or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by LBI or any of its officers, directors, employees or agents to LBI's board of directors or any committee thereof or to any of LBI's directors or officers.
4.7Broker’s Fees. Except for Sheshunoff & Co., neither LBI nor any of its Subsidiaries or any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Share Exchange or related transactions contemplated by this Agreement.
4.8Absence of Certain Changes or Events.
(a)Since December 31, 2025, there have been no events, occurrences, developments or changes that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on LBI.
(b)Since December 31, 2025, through and including the date of this Agreement, except with respect to the transactions contemplated hereby or as required or permitted by this Agreement, LBI and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.
4.9Legal Proceedings.
(a)Except as set forth in Section 4.9(a) of the LBI Disclosure Schedules, neither LBI nor any of its Subsidiaries is a party to any, and there are no pending or, to LBI’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature (i) against LBI or any of its Subsidiaries, (ii) affecting property, assets, interests, or rights of LBI or any of its Subsidiaries or (iii) challenging the validity or propriety of the transactions contemplated by this Agreement as to which, in any such case, if

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adversely determined, would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on LBI.
(b)There is no injunction, order, judgment, decree, or regulatory restriction (other than those that apply to similarly situated bank holding companies or banks) imposed upon LBI or any of its Subsidiaries or the assets of LBI or any of its Subsidiaries that either individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect on LBI.
4.10Taxes and Tax Returns.
(a)Each of LBI and its Subsidiaries has timely filed all income and other material federal, state, foreign and local information returns and Tax Returns required to be filed by it and has timely paid all Taxes that are due or claimed to be due from it by federal, state, foreign or local taxing authorities, other than information returns and Tax Returns not yet due and/or Taxes or other governmental charges that (i) are not yet due and payable, (ii) are being contested in good faith and are set forth on Section 4.10 of the LBI Disclosure Schedule, or (iii) have not been finally determined, and in each case these Taxes and other governmental charges have been adequately reserved against under GAAP (including for the Taxes not yet delinquent), as to which the failure to file, pay or make provision for would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on LBI or any of its Subsidiaries. All such Tax Returns are accurate and complete in all material respects. No written claim has been made by any Governmental Entity in any jurisdiction where LBI or any of its Subsidiaries does not file Tax Returns that it is, or may be, subject to Tax in that jurisdiction that has not been resolved. The income Tax Returns of LBI and its Subsidiaries for all taxable periods ended on or prior to December 31, 2023, are closed to examination due to the expiration of the applicable statute of limitations.
(b)There are no material audits, examinations, assessments, litigation, proposed adjustments, matters in controversy or other disputes pending, or threatened or asserted in writing, or to the knowledge of LBI, otherwise asserted, for Taxes or assessments upon LBI or any of its Subsidiaries, other than as set forth on Section 4.10 of the LBI Disclosure Schedule (for which LBI has reserves that are adequate under GAAP).
(c)Except as has not had, and would not reasonably be expected to have, a Material Adverse Effect on LBI or any of its Subsidiaries.
(i)Neither LBI nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement that is exclusively between or among LBI and its Subsidiaries, that was entered into with customers, vendors, lessors or the like in the ordinary course of business, or that is a credit or other commercial agreements the primary purpose of which does not relate to Taxes).
(ii)Within the past five (5) years, neither LBI nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify in whole or in part under Section 355(a) or 361(a) of the Code.

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(iii)Except as set forth in Section 4.10 of the LBI Disclosure Schedule, neither LBI nor any of its Subsidiaries has ever been a member of a consolidated, combined, or unitary Tax group (other than a group of which LBI is or was the common parent) or has any liability for Taxes of any person (other than LBI or any of its Subsidiaries) arising from the application of Section 1.1502-6 of the Treasury Regulations promulgated under the Code (“Treasury Regulations”) or any analogous provision of state, local or foreign law, or as a transferee or successor.
(iv)Neither LBI nor any of its Subsidiaries will be required to include in a taxable period ending on or after the Effective Time taxable income attributable to (i) a change in method of accounting pursuant to Section 481 of the Code (or any similar provision of state, local or foreign law) prior to the Effective Time, (ii) an installment sale or open transaction disposition made on or entered into prior to the Effective Time, (iii) a prepaid amount received on or prior to the Closing Date, (iv) a “closing agreement” within the meaning of Section 7121(a) of the Code (or any similar provision of state, local or foreign law) or (v) an election pursuant to Section 108(i) of the Code (or any similar provision of state, local or foreign law).
(d)All Taxes required to be withheld, collected or deposited by or with respect to LBI or any of its Subsidiaries have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant taxing authority (including with respect to any employee or independent contractor), except for failures to so withhold, collect or deposit that are immaterial, individually and in the aggregate.
(e)Except as set forth in Section 4.10 of the LBI Disclosure Schedule, neither LBI nor any of its Subsidiaries has (i) granted any waiver of any federal, state, local or foreign statute of limitations with respect to, or any extension of a period for the assessment of, any Tax, which waiver or extension has not since expired, (ii) requested any extension of time within which to file any Tax Return which Tax Return has not since been filed, (iii) applied with the Internal Revenue Service (“IRS”) for a change in accounting method as contemplated by Section 481 of the Code, (iv) ever been an S corporation within the meaning of Section 1361(a) of the Code, or (v) participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).
(f)Neither LBI nor any of its Subsidiaries is a partner or a member of any partnership, joint venture or any other arrangement that could be classified as a partnership for U.S. federal income tax purposes.
(g)No Liens for Taxes exist upon, or with respect to, any of the assets or properties of LBI or any of its Subsidiaries, except for Liens for Taxes not yet due and payable.

As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, social security, unemployment, severance, withholding, duties, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, fees, levies or like assessments together with all penalties and additions to tax and interest thereon.

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4.11Employees.
(a)LBI has provided to CBI an accurate, current and complete list of the names and positions of each director and employee of LBI and its Subsidiaries.
(b)There is no collective bargaining agreement in effect between LBI or any of its Subsidiaries and any labor unions or organizations representing any of the employees of LBI or any of its Subsidiaries. Since January 1, 2023, neither LBI nor any of its Subsidiaries has experienced any organized slowdown, work interruption, strike or material work stoppage by its employees, and, to the knowledge of LBI, there is no strike, material labor dispute or union organization activity pending or threatened affecting LBI or any of its Subsidiaries.
(c)LBI and its Subsidiaries are, and since January 1, 2023, have been, in compliance with all domestic or foreign federal, state, provincial, local or municipal laws, ordinances, codes, principles of common law, regulations, orders, directives or other legal requirements regarding employment and employment practices, terms and conditions of employment, wages and hours, anti-discrimination and occupational health and safety, including laws concerning unfair labor practices within the meaning of Section 8 of the National Labor Relations Act, as amended, the employment of non-citizens under the Immigration Reform and Control Act of 1986, as amended, and the proper classification of individuals as employees or independent contractors, except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on LBI. There is no claim or proceeding brought by or on behalf of any employee or former employee of LBI or any of its Subsidiaries under the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, the Family Medical Leave Act, the National Labor Relations Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Uniformed Services Employment and Reemployment Rights Act, the Genetic Information Nondiscrimination Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act or any other legal requirement pending or, to the knowledge of LBI, threatened against LBI or any of its Subsidiaries that, either individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect on LBI.
(d)LBI has complied, or will comply prior to the Effective Time, in all respects with all obligations existing on or before the Effective Time imposed by the Worker Adjustment and Retraining Notification Act (the “WARN Act”) and any applicable similar state or local law, including providing all notices required thereunder with respect to employees of LBI and its Subsidiaries.
4.12Employee Benefits.
(a)Section 4.12(a) of the LBI Disclosure Schedule sets forth a true and complete list each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), voluntary employees’ benefit association (“VEBA”) within the meaning of Section 501(c)(9) of the Code, and of all deferred compensation, incentive compensation, bonus, performance award, stock purchase, stock option or other equity-based, retention, employment, consulting, change in control, severance, salary continuation or termination pay, hospitalization or other medical, life insurance, dental, vision, disability,

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supplemental unemployment benefits, profit-sharing, pension or other retirement (including supplemental retirement), accrued leave, sick leave, vacation, paid time off, and Code Section 125 fringe benefit plans, programs, agreements or arrangements, and each other perquisite, fringe or other material compensatory or employee benefit plan, program, agreement or arrangement (and any amendments thereto) in each case whether written or unwritten and whether funded or unfunded,  whether or not tax qualified and whether or not subject to ERISA,  sponsored, maintained or contributed to or required to be contributed to by LBI or any of its Subsidiaries or by any trade or business, whether or not incorporated, which together with LBI or any of its Subsidiaries, would be deemed a “single-employer” under Section 414 of the Code or Section 4001 of ERISA (a “LBI ERISA Affiliate”), for the benefit of any current or former employee, independent contractor, consultant, officer, manager or director (and/or their dependents or beneficiaries) of LBI, any Subsidiary of LBI or any LBI ERISA Affiliate, or with respect to which LBI, any Subsidiary of LBI or any LBI ERISA Affiliate otherwise has any material liabilities or obligations, contingent or otherwise (such arrangements, whether or not material, the “LBI Benefit Plans”).
(b)For each LBI Benefit Plan, LBI has delivered or made available to CBI accurate, current and complete copies of each of the following, to the extent applicable: (i) the plan document and all amendments thereto (or a written summary of all material plan terms where the LBI Benefit Plan has not been reduced to writing); (ii) the most recent trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration and service provider agreements, investment management agreements, investment advisory agreements and side letters; (iii) the most recent summary plan descriptions, summaries of material modifications, employee handbooks and any other written communications describing plan provisions, administration, amendments and the like (or a description of any such oral communications); (iv) in the case of any LBI Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the IRS; (v) in the case of any LBI Benefit Plan for which a Form 5500 is required to be filed, a copy of the three most recently filed Forms 5500 and summary annual reports, with schedules and financial statements attached, including, if applicable, audit reports; (vi) actuarial valuations and reports for the three most recently completed plan years; (vii) the most recent participation, nondiscrimination and top-heavy tests performed under the Code; (viii) copies of material notices, letters or other correspondence from the IRS, Department of Labor (“DOL”), Department of Health and Human Services, Pension Benefit Guaranty Corporation (“PBGC”) or other Governmental Entity; (ix) copies of current and prior IRS or DOL audits or inquiries; (x) Fidelity bond and fiduciary liability insurance policies; and (xi) any filings under any amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Entity, including the Employee Plans Compliance Resolution System, Voluntary Fiduciary Correction Program or Delinquent Filer Voluntary Correction Program.
(c)Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on LBI, (i) each of the LBI Benefit Plans has been established, operated and administered in accordance with its terms and in compliance with all applicable laws (including ERISA, the Code, the Affordable Care Act and any applicable local laws and all regulations and rulings issued thereunder); (ii) each of the LBI Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter from the IRS or, with respect to a prototype or volume submitter

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plan, can rely on an opinion or advisory letter from the IRS to the prototype or volume submitter plan sponsor, to the effect that such LBI Benefit Plan and the related trust are qualified and exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and to the knowledge of LBI, there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such LBI Benefit Plan; (iii) no liability under Title IV of ERISA has been incurred by LBI or any LBI ERISA Affiliate that has not been satisfied in full; (iv) all contributions, premiums, and/or other payments due and payable by LBI or any of its Subsidiaries with respect to each LBI Benefit Plan in respect of current or prior plan years have been paid by the applicable due date or, to the extent such due date has not yet occurred, are accrued in accordance with applicable law and reflected on the LBI Financial Statements; (v) none of LBI,  its Subsidiaries, any LBI ERISA Affiliate or, to the knowledge of LBI, any other person, including any fiduciary, has engaged in a transaction in connection with which LBI, its Subsidiaries or any LBI Benefit Plan will be subject to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code; (vi) there are no pending or, to the knowledge of LBI, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the LBI Benefit Plans or any trusts related thereto; (vii) each VEBA has been determined by the IRS to be exempt from federal tax under Section 501(c)(9) of the Code and nothing has occurred that could reasonably be expected to adversely affect the exempt status of any VEBA; and (viii) neither LBI nor any Subsidiary of LBI has attempted to maintain the grandfathered health plan status under the Affordable Care Act of any LBI Benefit Plan.  For purposes hereof the “Affordable Care Act” means collectively, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010.
(d)No LBI Benefit Plan is (i) a “multiemployer plan,” as such term is defined in Section 3(37) of ERISA; (ii) a multiple employer plan as defined in Section 413(c) of the Code or within the meaning of Sections 4063, 4064 or 4066 of ERISA; (iii) a multiple employer welfare arrangement as defined in Section 3(40) of ERISA; (iv) a defined benefit plan within the meaning of Section 3(35) of ERISA; or (v) a voluntary employees’ benefit association within the meaning of Section 501(c)(9) of the Code. Neither LBI nor any LBI ERISA Affiliate has maintained, contributed to, or been required to contribute to any employee benefit plan described in clauses (i) through (v) above within the last six (6) years.
(e)None of the LBI Benefit Plans that are “welfare benefit plans,” within the meaning of Section 3(1) of ERISA, provide for continuing benefits or coverage after termination or retirement from employment, except for COBRA rights under a “group health plan” as defined in Section 4980B(g) of the Code and Section 607 of ERISA.  LBI, its Subsidiaries and LBI ERISA Affiliates are in compliance with all COBRA requirements under Section 4980B of the Code and Section 601 et. seq. of ERISA.
(f)Nothing has occurred that would reasonably be expected to result in a material increase in the benefits under or the expense of maintaining any LBI Benefit Plan from the level of benefits or expense incurred in the most recently completed fiscal year. There has been no amendment to, announcement by LBI, its Subsidiaries or any LBI ERISA Affiliate relating to, or change in employee participation or coverage under, any LBI Benefit Plan that would increase the annual expense of maintaining such plan above the level of the expense incurred in the most recently completed fiscal year with respect to any director, officer, employee, independent

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contractor or consultant, as applicable. Neither LBI, its Subsidiaries nor any ERISA Affililate has any commitment or obligation or has made any representations to any director, officer, employee, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any LBI Benefit Plan, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.
(g)Except as set forth in Section 4.12(g) of the LBI Disclosure Schedules, neither the execution and delivery of this Agreement, shareholder approval of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) result in any payment (including, without limitation, severance, unemployment compensation, forgiveness of indebtedness or otherwise) becoming due to any current or former director, employee, officer, independent contractor or consultant of LBI or any of its Subsidiaries from LBI or any of its Subsidiaries under any LBI Benefit Plan or otherwise; (ii) increase any benefits otherwise payable under any LBI Benefit Plan; (iii) result in any acceleration of the time of payment or vesting of any such payments or benefits; (iv) require the funding of any LBI Benefit Plan; or (v) require a "gross-up" or other payment to any "disqualified individual" within the meaning of Section 280G(c) of the Code. (“Payments”).  Except as set forth in Section 4.12(g) of the LBI Disclosure Schedules, no such Payments shall not result in "excess parachute payments" within the meaning of Section 280G(b) of the Code.
(h)Section 4.12(h) of the LBI Disclosure Schedules separately identifies each LBI Benefit Plan that is a “nonqualified deferred compensation plan”, within the meaning of Section 409A(d)(1) of the Code (each a “LBI Deferred Compensation Plan”).  Each LBI Benefit Plan that is not otherwise exempt from Section 409A of the Code has been maintained and operated in compliance with Section 409A of the Code, Treasury Regulations issued under Section 409A of the Code, and all subsequent guidance relating thereto, and no tax under Section 409A(a)(1)(B) of the Code has been or, to the knowledge of LBI, is reasonably expected to be incurred by a participant in any such LBI Benefit Plan. Neither LBI, its Subsidiaries nor any LBI ERISA Affiliate has any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties that may be incurred under Section 409A of the Code.
(i)Each LBI Deferred Compensation Plan is exempt from Parts 2, 3 and 4 of Title 1 of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees pursuant to Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.  No assets are allocated to or held in a “rabbi trust” or similar funding vehicle and all liability under each such plan has been properly accrued and is reflected on the BSJ Financial Statements.
(j)All filings required by ERISA and the Code as to each LBI Benefit Plan have been timely filed, and all notices and disclosures to participants required by either ERISA or the Code have been timely provided.
4.13Compliance with Applicable Law.
(a)LBI and each of its Subsidiaries holds, and has at all times since January 1, 2023, held, all material licenses, franchises, permits, patents, trademarks and authorizations, and have made all filings, applications and registrations with Governmental Entities, necessary for the

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lawful conduct of their respective businesses under and pursuant to each (and have paid all material fees and assessments due and payable in connection therewith), all of which are in full force and effect, except where the failure to hold such license, franchise, permit, patent, trademark or authorization in full force and effect, to make such filing, application or registration or to pay such fee or assessment would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on LBI. To the knowledge of LBI, no suspension or cancellation of any such necessary license, franchise, permit, patent, trademark or authorization is threatened. Except for such noncompliance or default that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on LBI or that has been fully remediated and cured in accordance with applicable law, LBI and each of its Subsidiaries have since January 1, 2023, complied with, and are not in default under, any applicable law, statute, order, rule, regulation, policy, agreement and/or guideline of any Governmental Entity or Regulatory Agency relating to LBI or any of its Subsidiaries, including, without limitation, laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Small Business Act of July 30, 1953, any regulations promulgated by the Consumer Financial Protection Bureau or the FDIC, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act and Regulation W, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Neither LBI nor any of its Subsidiaries has received any written notice from any Governmental Entity or Regulatory Agency asserting that LBI or any of its Subsidiaries is in violation of or default with respect to any of the foregoing, except for such noncompliance or default that would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on LBI.
(b)LBI and each of its Subsidiaries are and since January 1, 2023, have been conducting operations at all times in compliance in all material respects with all money laundering laws administered or enforced by any Governmental Entity in jurisdictions where each of them conducts business, including, without limitation, applicable financial record keeping and reporting requirement of such laws (collectively, the “Anti-Money Laundering Laws”). LBI and each of its Subsidiaries have established and maintain a system of internal controls designed to ensure material compliance by each of them with applicable financial recordkeeping and reporting requirements of the Anti-Money Laundering Laws. The board of directors of Lakeside has adopted and Lakeside has implemented an anti-money laundering program that contains customer identification verification procedures that has not been deemed ineffective by any Governmental Entity or Regulatory Agency and that meets the requirements of Sections 352 and 326 of the USA Patriot Act.
4.14Certain Contracts.
(a)Except as set forth in Section 4.14(a) of the LBI Disclosure Schedule, neither LBI nor any of its Subsidiaries is a party to, is bound or affected by, receives or is obligated to pay

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compensation or benefits under (i) any agreement, arrangement or commitment, including any agreement, indenture or other instrument relating to the borrowing of money by LBI or any of the Subsidiaries or the guarantee by LBI or any of the Subsidiaries of any obligation except for deposit liabilities, federal funds purchased, borrowings from the Federal Home Loan Bank and securities repurchase agreements entered into in the ordinary course of business; (ii) any contract, agreement or understanding with a labor union; (iii) any agreement, arrangement or understanding pursuant to which any payment (whether of severance pay or otherwise) became or may become due to any director, officer or employee of LBI or any of the Subsidiaries upon execution of this Agreement or upon or following consummation of the transactions contemplated by this Agreement (either alone or in connection with the occurrence of any additional acts or events); (iv) any agreement, arrangement or understanding to which LBI or any of the Subsidiaries is a party or by which any of them is bound which limits the freedom of LBI or any of the Subsidiaries to compete in any line of business or with any person, or that involve any restriction of the geographic area in which, or method by which, they may carry on their business (other than as may be required by Law or any Governmental Entity); (v) any joint venture, partnership or similar agreement, arrangement or understanding providing for the sharing of profits, losses, costs or liabilities by LBI or Lakeside with any other person; (vi) any purchase and assumption agreement with the FDIC; (vii) any contract, agreement or understanding for the lease of personal or real property or any capital expenditures in excess of $25,000 individually or $50,000 in the aggregate; (vii) any contract, agreement or understanding which is not terminable in on sixty (60) days or less notice and involves the payment of more than $15,000 per annum; in each of the foregoing cases whether written or oral. Each contract, arrangement, commitment or understanding of the type described in this Section 4.14(a), whether or not set forth in the LBI Disclosure Schedule, is referred to herein as a “LBI Material Contract,” and neither LBI nor any of its Subsidiaries knows of, or has received notice of, any default or any violation of the above by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on LBI. Except as set forth in Section 4.14(a) of the LBI Disclosure Schedule, neither LBI nor any of its Subsidiaries is a party to any agreement, arrangement or commitment relating to the employment of a consultant or the employment, retirement, election or retention in office of any present or former director, officer or employee of LBI or Lakeside (other than those which are terminable at will without any further amounts being payable thereunder as a result of termination by LBI or Lakeside).
(b)In each case, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on LBI, (i) each LBI Material Contract is valid and binding on LBI or one of its Subsidiaries, as applicable, in full force and effect, and enforceable against, to the LBI’s knowledge, the other party(ies) thereto in accordance with their respective terms (except as may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), (ii) LBI and each of its Subsidiaries has in all respects performed all obligations required to be performed by it to date under each LBI Material Contract, and no material nonperformance or defaults have been asserted in writing by the third-party counterparty thereto, (iii) to LBI’s knowledge, each third-party counterparty to each LBI Material Contract has in all respects performed all obligations required to be performed by it to date under such LBI Material Contract, and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a default on the part of LBI or any of its Subsidiaries under any such LBI Material Contract.

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4.15Agreements with Regulatory Agencies. Except as set forth in Section 4.15 of the LBI Disclosure Schedule or where disclosure would be prohibited by applicable law, neither LBI nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any material civil monetary penalty by, or has been a recipient of any supervisory letter from or has adopted any board resolutions at the request of any Regulatory Agency or other Governmental Entity, that, in each of any such cases, currently restricts in any material respect the conduct of its business, would restrict the consummation of the transactions contemplated by this Agreement or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, or its management or its business (each, whether or not set forth in the LBI Disclosure Schedule, a “LBI Regulatory Agreement”), nor has LBI or any of its Subsidiaries been advised by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such LBI Regulatory Agreement. LBI and its Subsidiaries have fully reserved for any fines, penalties, restitution or other payments, if any, required under or pursuant to any LBI Regulatory Agreement.
4.16Real Estate.
(a)Section 4.16(a) of the LBI Disclosure Schedule sets forth, as of the date hereof, a list of all real property in which LBI or any of the LBI Subsidiaries hold an ownership interest (other than real property acquired through foreclosure or by deed in lieu thereof) (the “LBI Owned Real Property”) and all real property leases (including addresses) to which LBI or any of the LBI Subsidiaries is a party (whether as a (sub)lessor, (sub)lessee, guarantor or otherwise) (the “LBI Leases”; all real property in which LBI or any of the LBI Subsidiaries hold a leasehold interest, whether as lessee or sublessee, the “LBI Leased Real Property”; the LBI Leased Real Property and the LBI Owned Real Property, collectively, the “LBI Real Estate”). Except for the LBI Owned Real Property and the LBI Leases, as of the date hereof, neither LBI nor any of the LBI Subsidiaries owns any material interest (fee, leasehold or otherwise) in any real property (other than real property acquired in the ordinary course of business through foreclosure proceedings or through deed in lieu of foreclosure) and neither LBI nor any of the LBI Subsidiaries has entered into any material leases, arrangements, license or other agreements relating to the use, occupancy, sale, option, disposition or alienation of all or any portion of the LBI Owned Real Property.
(b)Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on LBI, all LBI Leases are in full force and effect and are binding and enforceable against LBI or a LBI Subsidiary, and to the knowledge of LBI, the other parties thereto, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally and general principles of equity, regardless of whether asserted in a proceeding in equity or at law. True, correct and complete copies of all such LBI Leases, as amended or modified prior to the date hereof, have been provided or made available to CBI or its advisors.
(c)Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on LBI, LBI and the LBI Subsidiaries own good and

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marketable title to the LBI Owned Real Property, free and clear of any Liens, claims, equitable interests, options, mortgages, rights of first refusal, rights of first offer, encroachments, easements or restrictions of any kind, other than (i) Liens for Taxes not yet delinquent (or being contested in good faith and for which adequate reserves have been established in accordance with GAAP); (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent and which are not, individually or in the aggregate, material; (iii) encroachments, easements or reservations thereof, rights of way, highway and railroad crossings, sewers, electric and other utility lines, telegraph and telephone lines, zoning, building code and other covenants, conditions and restrictions as to the use of such property that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on LBI and (iv) imperfections or irregularities of title or other Liens that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Liens”).
(d)Except as provided in Section 4.16(d) of the LBI Disclosure Schedule or except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on LBI, to the knowledge of LBI, (i) LBI and the LBI Subsidiaries are entitled to and have exclusive possession of the LBI Leased Real Property, (ii) the LBI Real Estate is not subject to any other legally binding lease, tenancy or license or any legally binding agreement to grant any such lease, tenancy or license that materially interferes with LBI’s or any of the LBI Subsidiaries’ use of the LBI Real Estate, (iii) there is no person in possession or occupation of, or who has any current right to possession or occupation of, the LBI Real Estate other than LBI and the LBI Subsidiaries, and (iv) there are no easements of any kind in respect of the LBI Real Estate materially and adversely affecting the rights of LBI and the LBI Subsidiaries to use the LBI Real Estate for the conduct of its business other than Permitted Liens.
(e)With respect to the LBI Real Estate, except as provided in Section 4.16(e) of the LBI Disclosure Schedule or as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on LBI:
(i)LBI and its Subsidiaries are not in default under the terms of the LBI Leases with respect to the LBI Leased Real Property;
(ii)to the knowledge of LBI, the lessor of any LBI Leased Real Property is not in default under any of the terms of the LBI Leases;
(iii)to the knowledge of LBI, (A) there is no condemnation, zoning or other land use regulation proceeding, either instituted or planned to be instituted, that would adversely affect the use and operation of the LBI Real Estate as currently being used and operated by LBI and its Subsidiaries, and (B) there are no special assessment proceedings affecting the LBI Real Estate that, if a special assessment ultimately were imposed pursuant to such proceedings, would materially increase the cost of using and operating the LBI Real Estate as currently being used and operated by LBI and its Subsidiaries;
(iv)to the knowledge of LBI, none of the LBI Real Estate is located in any special flood hazard area or zone on any official flood hazard map published by the Federal

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Emergency Management Agency (except as may pertain to possible 100-year flood plain status) ; and
(v)to the knowledge of LBI, all existing water, drainage, sewage and utility facilities relating to the LBI Real Estate are adequate for LBI’s and its Subsidiaries’ existing use and operation of the LBI Real Estate and all such facilities enter the LBI Real Estate directly from public rights-of-way or other public facilities.
(f)To the knowledge of LBI, the LBI Real Estate is zoned for the purposes for which it is being used by LBI and its Subsidiaries, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on LBI.
4.17Interest Rate Risk Management Instruments. All interest rate swaps, caps, floors and option agreements, future and forward contracts (including commitments to sell mortgage loans) and other interest rate risk management arrangements (the “LBI Derivative Contracts”), whether entered into for the account of LBI or any of its Subsidiaries, or for the account of a customer of LBI or any of its Subsidiaries, were entered into in the ordinary course of business and, to LBI’s knowledge, in accordance in all material respects with prudent banking practice and applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time, and are legal, valid and binding obligations of LBI or its Subsidiaries enforceable in accordance with the terms thereof (except as may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and are in full force and effect. LBI and its Subsidiaries have duly performed in all material respects all of their material obligations under the LBI Derivative Contracts to the extent that such obligations to perform have accrued, and to LBI’s knowledge, there are no breaches, violations or defaults or allegations or assertions of the same by any other party thereunder that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on LBI. Without limiting the generality of the foregoing, no events or circumstances have occurred, or are reasonably likely to occur prior to the Effective Time, that would require LBI or Lakeside to purchase any mortgage loans sold to secondary market investors, nor has any such investor made any assertion to that effect.
4.18Undisclosed Liabilities. Neither LBI nor any of its Subsidiaries has any liabilities or obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on LBI, except for liabilities and obligations (i) set forth or adequately provided for in the LBI Financial Statements, (ii) incurred in the ordinary course of business and consistent with past practice since December 31, 2025 (none of which arises from a breach of any contract or agreement, breach of warranty, tort, infringement, violation of applicable law or any litigation or other proceeding or is otherwise a “loss contingency” within the meaning of ASC Topic 450, Contingencies), (iii) incurred in connection with this Agreement or the transactions contemplated hereby, or (iv) set forth in Section 4.18 of the LBI Disclosure Schedule.
4.19Properties and Insurance.

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(a)All of the material tangible assets and other personal property owned or leased by LBI or any of its Subsidiaries or presently used by any of them in their respective business are in good condition (ordinary wear and tear excepted) and sufficient to carry on the business of LBI and its Subsidiaries in the ordinary course consistent with past practices. LBI and each of its Subsidiaries have good title to all material assets and properties, whether real or personal, tangible or intangible, reflected in LBI’s consolidated unaudited balance sheet as of December 31, 2025, or acquired subsequent thereto (except for such assets and properties that have been disposed of for fair value in the ordinary course of business since December 31, 2025), free from any Liens except for Permitted Liens.
(b)Section 4.19(b) of the LBI Disclosure Schedule sets forth a list of all policies of fire, theft, flood, public liability, business interruption and other insurance (including fidelity bonds insurance) maintained by LBI and the Subsidiaries as of the date hereof. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on LBI, (i) LBI and its Subsidiaries are insured with reputable insurers against such risks and in such amounts, with such deductibles, as the management of LBI reasonably has determined to be prudent and consistent with industry practice, (ii) all insurance policies under which any of the assets or properties of LBI and its Subsidiaries are covered or otherwise relating to the business of LBI and its Subsidiaries (excluding policies required in respect to any LBI Loans in which LBI or any of its Subsidiaries are named as additional insureds) are in full force and effect, and LBI and its Subsidiaries have paid or accrued (to the extent not due and payable) all premiums due, and has otherwise performed all of its obligations under each such insurance policy and (iii) the policy limits of insurance policies currently in effect covering assets, employees and operations of LBI and its Subsidiaries have not been eroded by the payment of claims or claim handling expenses.
4.20Intellectual Property; Data Privacy.
(a)Section 4.20 of the LBI Disclosure Schedule contains a complete and accurate list of all of LBI and each Subsidiary’s material U.S. and foreign (i) trademark or service mark registrations and applications, (ii) copyright registrations and applications, and (iii) Internet domain names. Neither LBI nor any of the Subsidiaries owns any patents or patent applications. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on LBI, LBI and its Subsidiaries own or have a valid and enforceable license to use all LBI Intellectual Property necessary to conduct their business as currently conducted, free and clear of all Liens and royalty or other payment obligations (except for royalties or payments with respect to off-the-shelf Software at standard commercial rates). The LBI Intellectual Property constitutes all of the Intellectual Property reasonably necessary to carry on the business of LBI and its Subsidiaries as currently conducted. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on LBI, the LBI Intellectual Property is valid and enforceable and has not been cancelled, forfeited, expired or abandoned, and neither LBI nor any of its Subsidiaries has received any written notice challenging the validity or enforceability of the LBI Intellectual Property. To the knowledge of LBI, neither the LBI Intellectual Property nor the conduct of the business of LBI and its Subsidiaries violates, misappropriates, dilutes or infringes upon the intellectual property rights of any third party, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on LBI, and LBI has not received any written notice from any third party asserting

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any such violation, misappropriation, dilution or infringement. To the knowledge of LBI, no third party is misappropriating, infringing, diluting or violating any Intellectual Property owned by or licensed to or by LBI or any of its Subsidiaries, and no such claims have been made against a third party by LBI or any of its Subsidiaries. LBI and its Subsidiaries have taken commercially reasonable precautions to protect the secrecy, confidentiality and value of its trade secrets and confidential know-how. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies, but excluding off-the-shelf software), and all documentation (including user manuals and training materials) related to the foregoing(“Software”), logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; trade secrets and know-how; copyrights and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof.
(b)LBI and Lakeside have in place commercially reasonable data protection and privacy policies and procedures to protect, safeguard and maintain the confidentiality, integrity and security of (i) LBI’s and Lakeside’s information technology systems, Software owned or purported to be owned by LBI and Lakeside (“LBI-Owned Software”), and (ii) all information, data and transactions stored or contained therein or transmitted thereby, including personally identifiable information, financial information, and credit card data (as such information or terms are defined and/or regulated under applicable laws, statutes, orders, rules, regulations, policies, agreements, and guidelines of any Governmental Entity or Regulatory Agency) (the “LBI Data”), against any unauthorized or improper use, access, transmittal, interruption, modification or corruption, except where the failure to have in place such policies and procedures has not had and would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on LBI. LBI and Lakeside are in compliance with applicable confidentiality and data security laws, statutes, orders, rules, regulations, policies, agreements, and guidelines of any Governmental Entity or Regulatory Agency, and all industry standards applicable to the LBI Data, including card association rules and the payment card industry data security standards, except where such failure to be in compliance has not had and would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on LBI. Except as previously disclosed to CBI, to the knowledge of LBI, there currently are not any, and since January 1, 2023, have not been any unauthorized access to or breaches of the security of (i) any of LBI’s and Lakeside’s information technology systems, including the LBI-Owned Software; or (ii) LBI Data or any other such information collected, maintained or stored by or on behalf of LBI and Lakeside (or any unlawful acquisition, use, loss, destruction, compromise or disclosure thereof).
4.21Investment Securities; BOLI.
(a)Each of LBI and its Subsidiaries has good title to all securities and commodities owned by it in all material respects (except those sold under repurchase agreements), free and clear of any Lien (including any restriction, contractual or statutory, that would impair the

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ability of LBI or its Subsidiaries to freely dispose of such investment security at any time), except for investments classified as held to maturity as prescribed under the Financial Accounting Standards Board Accounting Standards Codification 320 and to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of LBI or its Subsidiaries. Such securities and commodities are valued on the books of LBI in accordance with GAAP in all material respects. LBI and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that are prudent and reasonable in the context of such businesses. Prior to the date of this Agreement, LBI has made available to CBI the material terms of such policies, practices and procedures. With respect to all repurchase agreements of which LBI or any of its Subsidiaries is a party, LBI or such Subsidiary, as the case may be, has a valid, perfected first Lien in or evidence of ownership in book-entry form of the government securities or other collateral securing each such repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby under such agreement.
(b)Section 4.21(b) of the LBI Disclosure Schedule sets forth a true, correct and complete description of all bank owned life insurance (“BOLI”) owned by LBI, Lakeside or any of its other Subsidiaries, including the value of its BOLI. LBI and its Subsidiaries have taken all actions necessary to comply in all material respects with applicable law in connection with the purchase of BOLI. The value of such BOLI is and has been fairly and accurately reflected in all material respects in the most recent balance sheet included in the financial statements of LBI, in accordance with GAAP. All BOLI is owned solely by LBI, Lakeside or another Subsidiary of LBI, and no other person has any ownership claims with respect to such BOLI or proceeds of insurance derived therefrom and there is no split dollar or similar benefit under such BOLI unless otherwise indicated on Section 4.21(b) of the LBI Disclosure Schedule. Neither LBI nor any of its Subsidiaries has any outstanding borrowings secured in whole or part by its BOLI.
4.22Regulatory Capitalization. LBI is “well-capitalized,” as such term is defined in the rules and regulations promulgated by the FRB. Lakeside is “well-capitalized,” as such term is defined in the rules and regulations promulgated by the OCC. LBI has no knowledge of the existence of any fact or circumstance or set of facts or circumstances which would be reasonably expected to result in LBI or Lakeside failing to be “well-capitalized” within the next twelve (12) months.
4.23Loans; Nonperforming and Classified Assets.
(a)Except as set forth in Section 4.23(a) of the LBI Disclosure Schedule, as of the date hereof, neither LBI nor any of its Subsidiaries is a party to any written or oral loan, loan agreement, note, extension of credit, borrowing arrangement or other evidence of indebtedness (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “LBI Loans,” or individually “LBI Loan”), in which LBI or any of its Subsidiaries is a creditor which as of March 31, 2026, had an outstanding balance of $100,000 or more and, under the terms of which the obligor was, as of March 31, 2026, over sixty (60) days delinquent in payment of principal or interest. Section 4.23(a) of the LBI Disclosure Schedule sets forth a list of (i) each LBI Loan that as of March 31, 2026, had an outstanding balance and/or unfunded commitment of $100,000 or more, and the aggregate amount of all LBI Loans that as of February 28], 2026, had an outstanding balance and/or unfunded commitment of less than

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$100,000, and that as of such date (A) was contractually past due 60 days or more in the payment of principal and/or interest or was in default of any other material provision, (B) was on non-accrual status, (C) was classified as “substandard,” “doubtful” “loss,” “classified,” “criticized,” “impaired” or “special mention” (or words of similar import) by Lakeside or any Governmental Entity, (D) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the LBI Loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, (E) where a specific reserve allocation exists in connection therewith, or (F) which is required to be accounted for and disclosed under standard loan modification guidance in accordance with FASB ASU 2022-02; and (ii) each asset of LBI or any of its Subsidiaries that as of March 31, 2026, was classified as “other real estate owned,” “other repossessed assets” or as an asset to satisfy LBI loans, and the book value thereof as of such date. For each LBI Loan identified in accordance with the immediately preceding sentence, Section 4.23(a) of the LBI Disclosure Schedule sets forth the outstanding balance, including accrued and unpaid interest and late fees, on each such LBI Loan and the identity of the borrower thereunder as of March 31, 2026.
(b)The loan data files delivered by LBI to CBI with respect to all outstanding LBI Loans are true, correct and complete in all material respects as of the date provided to or made available to CBI. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on LBI, each LBI Loan held in Lakeside’s loan portfolio (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) to the knowledge of LBI, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles. No material collateral has been released with respect to any LBI Loan unless approved by Lakeside and documented in its files.
(c)Lakeside has good and valid title to all currently outstanding LBI Loans free and clear of any Liens, except for Liens on LBI Loans granted to the Federal Home Loan Bank of Dallas or the Federal Reserve Bank of Atlanta.  Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on LBI, (i) there are no material oral modifications or amendments related to the LBI Loans that are not reflected in the written records of Lakeside, (ii) no claims of defense as to the enforcement of any LBI Loan have been asserted in writing against Lakeside for which there is a reasonable possibility of an adverse determination, and LBI has no knowledge of any acts or omissions which would give rise to any claim or right of rescission, set-off, counterclaim or defense for which there is a possibility of an adverse determination to LBI or Lakeside and (iii) none of the LBI Loans are presently serviced by third parties, and there is no obligation which could result in any LBI Loan becoming subject to any third party servicing.
(d)In all material respects, each outstanding LBI Loan has been solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant LBI Loan files are being maintained in accordance with the relevant notes or other credit or security documents, the applicable written underwriting and servicing standards of Lakeside (and, in the case of LBI Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

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(e)Except as set forth in Section 4.23(e) of the LBI Disclosure Schedule, neither LBI nor Lakeside is now nor has it been since January 1, 2023, subject to any material fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer LBI Loans.
(f)Except as set forth in Section 4.23(f) of the LBI Disclosure Schedule, neither LBI nor any of its Subsidiaries is a party to any agreement or arrangement with (or otherwise obligated to) any person which obligates LBI or any of its Subsidiaries to repurchase from any such person any LBI Loan or other asset of LBI or any of its Subsidiaries solely on account of a payment default by the obligor on any such LBI Loan.
(g)Neither LBI nor any of its Subsidiaries has foreclosed upon, or taken a deed or title to, any real estate (other than single-family residential properties) without complying in all material respects with all applicable environmental due diligence standards or foreclosed upon, or taken a deed or title to, any such real estate if the environmental assessment indicates the liabilities under environmental laws are likely in excess of the asset’s value.
4.24Allowance for Credit Losses. LBI’s allowance for credit losses (“ACL”) as reflected in the unaudited balance sheet included in the LBI Financial Statements, was, as of the applicable date thereof, or will be, in the case of subsequently delivered financial statements, in compliance with LBI’s existing methodology for determining the adequacy of its ACL as well as the standards established by applicable Governmental Entities, the Financial Accounting Standards Board and GAAP.
4.25Investment Management and Related Activities. Except as set forth in Section 4.25 of the LBI Disclosure Schedule, neither LBI nor any of its Subsidiaries or any of their respective directors, officers, employees or authorized representatives is required to be registered, licensed or authorized under the laws issued by any Governmental Entity or Regulatory Agency as an investment adviser, a broker or dealer, an insurance agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, municipal securities dealer, an introducing broker, a registered representative or associated person, investment adviser representative or solicitor, a counseling officer, an insurance agent, or in any similar capacity with a Governmental Entity or Regulatory Agency. Neither LBI nor any of its Subsidiaries has received any written notice of proceedings relating to any obligation to be so registered, licensed or qualified.
4.26Deposit Insurance. The deposits of Lakeside are insured by the FDIC in accordance with the Federal Deposit Insurance Act (“FDIA”) to the full extent permitted by law, and Lakeside has paid when due all premiums and assessments and filed all reports required by the FDIA. No proceedings for the revocation or termination of such deposit insurance are pending or, to LBI’s knowledge, threatened. As of the date hereof, except as set forth on Section 4.26 of the LBI Disclosure Schedule, none of Lakeside’s deposits or deposits of any of its Subsidiaries are “brokered” deposits (as such term is defined in 12 C.F.R. § 337.6(a)(2)) or are subject to any material Lien, legal restraint or other legal process (other than garnishments, pledges, Liens, levies, subpoenas, set off rights, escrow limitations and similar actions taken in the ordinary course of business), and no portion of such deposits represents a deposit of it or any of its Subsidiaries.

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4.27CRA, Anti-money Laundering and Customer Information Security. Lakeside has received a Community Reinvestment Act of 1997 (“CRA”) rating of “Satisfactory” in its most recent exam under the CRA. Neither LBI nor any of its Subsidiaries is, as of the date hereof, a party to any agreement with any individual or group regarding CRA matters and, to LBI’s knowledge, no facts or circumstances exist which would cause LBI or any of its Subsidiaries: (i) to be deemed not to be in satisfactory compliance in any material respect with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal or state bank regulators of lower than “satisfactory”; (ii) to be deemed to be operating in violation in any material respect of the Bank Secrecy Act and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by LBI pursuant to 12 C.F.R. Part 364.
4.28Transactions with Affiliates. Except as set forth in Section 4.28 of the LBI Disclosure Schedule or for transactions, agreements, arrangements or understandings between LBI and any of its Subsidiaries, there are no outstanding amounts payable to or receivable from, or advances by LBI or any of its Subsidiaries to, and neither LBI nor any of its Subsidiaries is otherwise a creditor or debtor to, any director, executive officer, five percent (5%) or greater shareholder or other affiliate of LBI or any of its Subsidiaries, or to LBI’s knowledge, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing, other than as part of the normal and customary terms of such persons’ employment or service as a director with LBI or any of its Subsidiaries and other than deposits held by Lakeside or LBI Loans made, administered or serviced by Lakeside in the ordinary course of business and in compliance in all material respects with Regulation O (12 C.F.R. Part 215) and all other applicable laws and regulations. All agreements between LBI or any of its Subsidiaries and any of their respective affiliates comply in all material respects, to the extent applicable, with Regulation W of the FRB.
4.29Environmental Liability. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose on LBI or any of its Subsidiaries, or that could reasonably be expected to result in the imposition on LBI or any of its Subsidiaries of, any liability or obligation arising under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, pending or, to the knowledge of LBI, threatened against LBI or any of its Subsidiaries, and to the knowledge of LBI there is no reasonable basis for any such proceeding, claim, action or governmental investigation, in each case which liability or obligation would reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on LBI. Neither LBI nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, Governmental Entity, Regulatory Agency or third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on LBI.

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4.30State Takeover Laws. The board of directors of LBI has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and the transactions contemplated hereby any applicable provisions of the takeover laws of any state, including any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law (any such laws, “Takeover Statutes”).
4.31Intended Tax Treatment. Neither LBI or its Subsidiaries has taken any action that would prevent the Corporate Merger or the Bank Merger from being treated in accordance with the Intended Tax Treatment.
4.32Information Supplied. The information relating to LBI and its Subsidiaries and their respective directors and officers that is provided by LBI or its representatives specifically for inclusion or incorporation by reference in (a) the Notice of Meeting and Proxy Statement, on the date it (and any amendment or supplement thereto) is filed and first mailed to LBI’s shareholders and at the time of the LBI Shareholders’ Meeting, and (b) any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading; provided, that information as of a later date shall be deemed to modify information as of an earlier date. The portions of the Proxy Statement relating to LBI and its Subsidiaries and their respective directors and officers and other portions within the reasonable control of LBI and its Subsidiaries will comply in all material respects with applicable law. Notwithstanding the foregoing, no representation or warranty is made by LBI with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of CBI or its Subsidiaries for inclusion in the Proxy Statement.
4.33Opinion of LBI Financial Advisor. Prior to the execution of this Agreement, the board of directors of LBI has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) from Sheshunoff & Co. to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions and limitations set forth therein, the Share Exchange Consideration is fair from a financial point of view to the holders of LBI Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.
4.34Regulatory Matters. Neither LBI nor any of its Subsidiaries has taken or agreed to take any action which could reasonably be expected to materially impede or delay receipt of any consents of Regulatory Authorities referred to in Section 6.1 or result in failure of the condition in Section 7.1(b).
4.35No Existing Discussions. As of the date hereof, neither LBI nor Lakeside is engaged, directly or indirectly, in any negotiations or discussions with any other person with respect to an Acquisition Proposal, except as allowed by Section 6.10 of this Agreement.
4.36Indemnification. No present or former director, officer, employee or agent of LBI or any of its Subsidiaries has any claim for indemnification from any of LBI or its Subsidiaries. To the knowledge of LBI, no action or failure to take action by any present or former director, officer, employee or agent of LBI or its Subsidiaries or other event has occurred, or has been alleged to have occurred, which occurrence or allegation would give rise to any claim by any such

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present or former director, officer, employee or agent for indemnification from any of LBI or its Subsidiaries.

4.37Minute Books. Since January 1, 2023, the minute books, including any attachments thereto, of LBI and its Subsidiaries contain complete and accurate records in all material respects of all meetings and other material corporate action held or taken by their respective boards of directors or comparable governing bodies (including committees thereof) and shareholders, members or trustees, as applicable.
4.38Certain Business Practices. Neither LBI nor any of its Subsidiaries, and, to the knowledge of LBI, no director, officer, agent or employee of LBI or any of its Subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.
4.39Vote Required. The only vote of the holders of any class or series of stock of LBI necessary or required in order to adopt this Agreement and approve the transactions contemplated hereby, including the Share Exchange and the Corporate Merger, is the Requisite LBI Approval.
4.40No Further Representations.
(a)Except for the representations and warranties made by LBI and Lakeside in this Article IV, neither LBI, Lakeside nor any other person makes any express or implied representation or warranty with respect to LBI, its Subsidiaries, or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise), and each of LBI and Lakeside hereby disclaims any such other representations or warranties. Notwithstanding the foregoing, nothing in this Section 4.40(a) shall limit CBI’s right to remedies for common law fraud or intentional misrepresentation.  In particular, without limiting the foregoing disclaimer, neither LBI, Lakeside nor any other person makes or has made any representation or warranty to CBI or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to LBI, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by LBI and Lakeside in this Article IV, any oral or written information presented to CBI or any of its affiliates or representatives in the course of their due diligence investigation of LBI and Lakeside, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
(b)Each of LBI and Lakeside acknowledges and agrees that neither CBI, Catalyst nor any other person has made or is making, and it has not relied upon, any express or implied representation or warranty regarding CBI or any of its Subsidiaries other than those contained in Article III.
ARTICLE V.
COVENANTS RELATING TO CONDUCT OF BUSINESS
5.1Conduct of Businesses Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated, required or permitted by this Agreement (including as expressly set forth

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in Section 5.1 or Section 5.2 of the LBI Disclosure Schedule, required by law or as consented to in writing by CBI, in the case of LBI and Lakeside, or LBI, in the case of CBI and Catalyst (such consent in each case not to be unreasonably withheld, conditioned or delayed), (a) each of LBI and CBI shall, and shall cause their respective Subsidiaries to, conduct its business in the ordinary course in all material respects and consistent with past practice and prudent banking practice and use reasonable best efforts to maintain and preserve intact its business organization, their rights, franchise and other authorizations issued by Governmental Entities and their current relationships with customers, regulators, employees and other persons with whom they have business relationships, and (b) each of LBI and CBI shall, and shall cause their respective Subsidiaries to, take no action that would reasonably be expected to adversely affect or materially delay the ability to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its respective covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

LBI agrees to promptly notify CBI if after the date hereof LBI or Lakeside makes or acquires any loan or issues a commitment (or renews or extends an existing commitment) for any loan relationship having total credit exposure to the applicable borrower (and its affiliates), as calculated for applicable loan-to-one borrower regulatory limitations, in excess of $500,000, or amends, renews, restructures or modifies in any material respect any existing loan relationship, that would result in total credit exposure to the applicable borrower (and its affiliates), as calculated for applicable loan-to-one borrower regulatory limitations, in excess of $500,000.

Subject to any legal restrictions on the exercise of control by CBI or Catalyst prior to obtaining the approvals referred to in Section 7.1(b), upon receipt of a request from CBI, LBI and Lakeside agree to: (a) make any accounting adjustments or entries to their books of account and other financial records; (b) make additional provisions to Lakeside’s ACL; (c) sell or transfer any investment securities held by it; (d) charge-off any of its LBI Loans; (e) create any new reserve account or make additional provisions to any other existing reserve account; (f) make changes in any accounting method; (g) accelerate, defer or accrue any anticipated obligation, expense or income item; and (h) make any other adjustments that would affect the financial reporting of LBI or Lakeside after the Effective Time; provided, however, that, unless otherwise specified in this Agreement, LBI shall not be obligated to take any such requested action until after the Determination Date and immediately prior to the Effective Time; and provided further, that none of the actions taken by LBI or Lakeside if taken solely in compliance with this Section 5.1 will be taken in violation of GAAP or into account in calculating the Transaction Expenses unless otherwise required by GAAP.

5.2LBI Forbearances. Without limiting Section 5.1, during the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in Section 5.2 of the LBI Disclosure Schedule and except as expressly contemplated or permitted by this Agreement or as required by law, LBI shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of CBI (which consent shall not be unreasonably withheld, conditioned or delayed):
(a)other than in the ordinary course of business consistent with past practice, create or incur, modify, extend or renegotiate any indebtedness for borrowed money (other than

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short-term indebtedness incurred to refinance short-term indebtedness and indebtedness of LBI or any of its wholly owned Subsidiaries to LBI or any of its wholly owned Subsidiaries), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity (it being understood and agreed that incurrence of indebtedness in the ordinary course of business shall be limited to the creation of deposit liabilities, purchases of Federal funds, borrowings from the Federal Home Loan Bank of Dallas or the Federal Reserve Bank of Atlanta, and sales of certificates of deposit); provided, that Lakeside shall not accept any additional brokered deposits other than reciprocal Certificate of Deposit Account Registry Services products with terms to maturity not in excess of 120 days;
(b)(i) adjust, split, combine or reclassify any shares of LBI Common Stock; (ii) set any record or payment dates for the payment of any dividends or other distributions on any LBI Common Stock or make, declare, set aside or pay any dividend (in cash, stock or a combination thereof), or make any other distribution, or directly or indirectly redeem, purchase or otherwise acquire, any shares of LBI Common Stock, trust preferred securities, any equity interest of LBI or any Subsidiary of LBI or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of LBI Common Stock or such other equity interests of LBI or Subsidiaries except (1) dividends paid to holders of LBI Common Stock that are consistent with past practice and made in the ordinary course of business, (2) dividends paid by any of the wholly owned Subsidiaries of LBI to LBI or any of its wholly owned Subsidiaries in compliance with applicable laws, (3) redemption of stock of LBI held by LBI Benefit Plans required for proper operation of such plans; (iii) issue or grant any LBI Equity Rights or other stock options, stock appreciation rights, performance shares, shares of restricted stock, restricted stock units, or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of LBI Common Stock or any equity interest of LBI or any Subsidiary of LBI; (iv) issue, sell or otherwise permit to become outstanding any additional shares of LBI Common Stock, any equity interest of LBI or any Subsidiary of LBI or securities convertible or exchangeable into, or exercisable for, any shares of LBI Common Stock or any such equity interests in LBI or its Subsidiaries or any options, warrants or other rights of any kind to acquire any shares of LBI Common Stock or any such equity interests in LBI or any of its Subsidiaries, except pursuant to the deferral of compensation in the form of LBI Common Stock under a LBI Deferred Compensation Plan in accordance with the terms of a deferral election that is outstanding as of the date of this Agreement and a LBI Deferred Compensation Plan; or (v) enter into any agreement, undertaking or arrangement with respect to the sale or voting of any LBI Common Stock or other equity interests of LBI or any equity interest of any Subsidiary of LBI;
(c)except as required by the terms of any LBI Benefit Plan or contract, (i) increase the wages, salaries, compensation, employee benefits or incentives payable to any officer, employee, or director of LBI or any of its Subsidiaries, (ii) pay any pension or retirement allowance, except in the ordinary course of business consistent with past practice, (iii) pay any bonus, except in the ordinary course of business consistent with past practice, (iv) become a party to, amend or commit to enter into any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee, except (A) with respect to agreements entered into with newly hired employees who are not executive officers or agreements terminable on less than thirty (30) days’ notice without penalty or (B) for amendments of LBI Benefit Plans as may be required by law or as may be required in connection with the

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consummation of the transactions under this Agreement, or (v) grant any severance, termination pay or other benefit payable upon a change in control of LBI or Lakeside;
(d)(i) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets, (ii) cancel, release or assign any indebtedness owed to LBI or any of its Subsidiaries or any claims held by any such person except, subject to Section 5.2(n), sales of loans, loan participations, investment securities and other real estate owned in the ordinary course of business consistent with past practice to non-affiliates of LBI, and any cancellation or release in connection with the satisfaction of indebtedness owed to LBI or any of its Subsidiaries; provided, that, for the avoidance of doubt, the parties agree that any sale of a loan for an amount less than 90% of its carrying value (as determined in accordance with GAAP and applicable law), or any sale of other real estate owned for an amount less than 90% of its carried value shall not, in either case, be considered a sale in the ordinary course of business;
(e)enter into any new line of business or, except as in the ordinary course of business, change, amend or modify in any material respect its lending, investment, deposit, underwriting, risk and asset liability management, interest rate/fee pricing with respect to loans or deposits and other banking and operating policies that are material to LBI and its Subsidiaries, taken as a whole, except as required by applicable law, regulation or policies imposed by any Governmental Entity or Regulatory Agency;
(f)except for transactions made in the ordinary course of business consistent with past practice as well as those listed in Section 5.2(f) of the LBI Disclosure Schedule, make any material capital expenditures that exceed $25,000, either by purchase or sale of fixed assets, property transfers, or purchase or sale of any property or assets of any other person;
(g)permit the commencement of any construction of new structures or facilities upon, or purchase or lease, any real property in respect of any branch or other facility, or file any application, or otherwise take any action, to establish, relocate or terminate the operation of any banking office of LBI or Lakeside;
(h)except for transactions in the ordinary course of business (including by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith), acquire all or a material portion of the equity securities, assets, business, deposits or properties of any other entity;
(i)knowingly take any action, or fail to take any action, which action or failure to act would reasonably be expected to prevent the Corporate Merger or the Bank Merger from qualifying as a complete liquidation within the meaning of Section 332 of Code and a reorganization within the meaning of Section 368(a) of the Code, respectively;
(j)amend the LBI Articles or the LBI Bylaws or the organizational documents of any Subsidiary of LBI;
(k)(i) terminate, materially amend, or waive any material provision of any LBI Material Contract or any agreement or contract with any affiliate or otherwise subject to Regulation O or Regulation W, or make any material change in any instrument or agreement governing the terms of any of its securities, in each case other than normal renewals in the ordinary course of

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business, (ii) enter into any contract that would constitute a LBI Material Contract if it were in effect on the date of this Agreement, or (iii) enter into any transaction with an affiliate other than in the ordinary course of business and otherwise in compliance with Regulation O and Regulation W;
(l)except for transactions in the ordinary course of business, make any investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other person;
(m)merge or consolidate with any other person, incorporate or organize any Subsidiary, or restructure, reorganize or completely or partially liquidate or dissolve;
(n)materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, except as may be required by GAAP or by applicable laws, regulations, guidelines or policies imposed by any Governmental Entity or Regulatory Agency or requested by a Governmental Entity or Regulatory Agency;
(o)invest in any mortgage-backed or mortgage related securities that would be considered “high-risk” securities under applicable pronouncements of the OCC or other Governmental Entities or, without previously notifying and consulting with CBI, purchase or otherwise acquire any debt security with a remaining term as of the date of such purchase or acquisition of greater than three (3) years for LBI or Lakeside’s own account;
(p)(i) other than settlement of foreclosure actions or debt workouts in the ordinary course of business, settle any material claim, suit, action or proceeding in an amount and for consideration in excess of $500,000 individually or $1,000,000 in the aggregate (net of any insurance proceeds or indemnity, contribution or similar payments actually received by LBI or any of its Subsidiaries in respect thereof) or that would impose any restriction on the business of it or its Subsidiaries or the Surviving Corporation or its Subsidiaries, or (ii) agree or consent to the issuance of any judgment, order, writ or injunction restricting or otherwise affecting its business operations; provided, however, that Lakeside may settle any claims it has against with respect to the Adjusting Asset so long as such settlement results in a payment to Lakeside of at least $2,000,000.
(q)knowingly take or fail to take any action that is intended or is expected to result in any of the conditions to the Share Exchange, the Corporate Merger and Bank Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except as required by applicable law;
(r)implement or adopt any material change in its financial accounting principles, practices or methods or system of internal controls, materially revalue any of its assets (including, for the avoidance of doubt, any Special Asset), including write-offs of indebtedness, or change any of its methods of reporting income and deductions for federal income tax purposes, other than as may be required by applicable law or regulation, GAAP or regulatory guidelines or policies imposed by any Governmental Entity or Regulatory Agency, as concurred in by LBI’s independent accountants;

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(s)make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing or buying or selling rights to service LBI Loans or (ii) its hedging practices and policies, in each case except as may be required by such policies and practices or by any applicable laws, regulations, guidelines or policies imposed by any Governmental Entity or Regulatory Agency;
(t)make, change or revoke any material Tax election, adopt or materially change any material Tax accounting method or period, file any amendment to a material Tax Return, file a claim for a refund of Taxes that would have the effect of extending an applicable statute of limitations, enter into any closing agreement with respect to Taxes, or settle or compromise any material Tax claim, audit, assessment or dispute or surrender any right to claim a material refund, offset or other reduction of a material amount of Taxes;
(u)enter into any leveraged arbitrage programs, any futures contract, option or other agreement, or take any action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;
(v)Except as listed in Section 5.2(v) of the LBI Disclosure Schedule, hire, transfer or promote any person as an officer or employee of LBI or any of its Subsidiaries whose annual base salary or base wage is greater than $75,000 or terminate the employment of any officer or employee whose annual base salary or base wage is greater than $75,000, other than for cause;
(w)knowingly take or fail to take any action that is intended to or would reasonably be likely to adversely affect or materially delay the ability to obtain any necessary approvals of any Regulatory Agency or Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby or thereby on a timely basis; or
(x)except pursuant to contracts to lend money in effect on the date of this Agreement, make or renew or agree to make or renew any LBI Loan, or advance on any existing LBI Loan, to any borrower or related borrowers if (i) the LBI Loan or advance is to be accounted for and disclosed under standard loan modification guidance in accordance with FASB ASU 2022-02; (ii) such LBI Loan or advance is an exception to applicable loan policies and procedures; (iii) such LBI Loan or advance is in excess of $500,000 and has amortization over ten (10) years, a term over five (5) years or an interest rate reset over five (5) years; or (iv) such LBI Loan is either in default, more than thirty (30) days past due or a classified LBI Loan or a watch list LBI Loan, whether such classification is the result of a bank regulatory examination, internal classification, external loan review or by the bank’s officers or directors; provided, however, that Lakeside may make any such LBI Loan in the event that (a) CBI has received a notice by email to don.ledet@catalystbank.net of Lakeside’s intention to make such LBI Loan and such information as LBI shall require in respect thereof; and (b) CBI shall have provided written approval of such LBI Loan, it being agreed that CBI shall give such approval or denial within five (5) business days of receipt of such notice (it being agreed that CBI’s failure to deliver such approval or denial within five (5) business days of receipt shall be deemed an approval); provided, CBI will use commercially reasonable efforts to respond on an expedited basis for requests identified as urgent by LBI; or (c) Lakeside is obligated to make any such LBI Loan under any law or agreement;

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(y)fail to recognize loan losses or fully fund Lakeside’s ACL in accordance with past practices or fail to determine its loan loss reserve requirements for new credits or changing circumstances in good faith and in accordance with GAAP, applicable policies, past practices and all applicable regulatory requirements;
(z)make any reverse provision to Lakeside’s ACL; or
(aa)agree to take, make any commitment to take, or adopt any resolutions of its board of directors or a committee thereof in support of, any of the actions prohibited by this Section 5.2.
5.3CBI Forbearances. Without limiting Section 5.1, during the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement or as required by law, CBI shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of LBI (which consent shall not be unreasonably withheld, conditioned or delayed):
(a)amend the CBI Articles or the CBI Bylaws or the organizational documents of any Subsidiary of CBI in a way that would reasonably be expected to adversely affect CBI’s or its Subsidiary’s, as applicable, ability to perform its obligations under this Agreement;
(b)knowingly take or fail to take any action that is intended or is expected to result in any of the conditions to the Share Exchange, the Corporate Merger or the Bank Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except as required by applicable law;
(c)knowingly take or fail to take any action that is intended to or would reasonably be likely to adversely affect or materially delay the ability to obtain any necessary approvals of any Regulatory Agency or Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby or thereby on a timely basis; or
(d)agree to take, make any commitment to take, or adopt any resolutions of its board of directors or a committee thereof in support of, any of the actions prohibited by this Section 5.3.
ARTICLE VI.
ADDITIONAL AGREEMENTS
6.1Regulatory Matters.
(a)The parties hereto shall cooperate with each other and use their respective reasonable best efforts to take, or cause to be taken, all actions reasonably necessary, proper or advisable to comply with all legal requirements applicable to the transactions contemplated hereby, including to promptly prepare and file and cause their applicable Subsidiaries to promptly prepare and file all necessary documentation to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, waivers, approvals and authorizations of all third parties and Governmental Entities or Regulatory Agencies which are reasonably necessary

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or advisable to consummate the transactions contemplated by this Agreement (including, without limitation, the Share Exchange, the Corporate Merger and the Bank Merger) or to avoid any fee or penalty under any contract or agreement arising in connection with the transactions contemplated hereby, and to comply with the terms and conditions of all such permits, consents, waivers, approvals and authorizations of all such Governmental Entities, Regulatory Agencies and third parties. Without limiting the generality of the foregoing, as soon as practicable and in no event later than sixty (60) business days after the date of this Agreement, CBI shall, and shall cause its Subsidiaries to, each prepare and file any applications, notices and filings required to be filed with any Governmental Entity or Regulatory Agency, including the FRB, OCC, or OFI in order to obtain the Requisite Regulatory Approvals. The parties hereto agree that they will consult with the other parties hereto with respect to the obtaining of all permits, waivers, consents, approvals and authorizations of all third parties, Governmental Entities and Regulatory Agencies necessary or advisable to consummate the transactions contemplated by this Agreement, consider in good faith the views of the others in connection with any proposed written or material oral communication with any Governmental Entity or Regulatory Agency related to the transactions contemplated by this Agreement, and each party will keep the others apprised of the status of matters relating to completion of the transactions contemplated herein. CBI and LBI agree to promptly furnish each other and each other’s counsel with all information concerning themselves, their Subsidiaries, directors, trustees, officers and shareholders and such other matters as reasonably may be necessary or advisable in connection with the Proxy Statement, the Requisite Regulatory Approvals and any application, petition or other statement or application made by or on behalf of CBI, Catalyst, LBI or Lakeside or any of their affiliates to any Governmental Entity or Regulatory Agency in connection with the transactions contemplated by this Agreement. CBI and LBI shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to CBI or LBI, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity or Regulatory Agency in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. Each party shall consult with the other in advance of any meeting or conference with any third party or any Governmental Entity or Regulatory Agency in connection with the transactions contemplated by this Agreement and, unless prohibited by such Governmental Entity or Regulatory Agency, give the other party and its counsel the opportunity to attend and participate in such meetings and conferences, except to the extent such meetings and conferences relate to confidential supervisory information. Each party will provide the other with copies of any applications, notices, petitions or filings, and all correspondence relating thereto, prior to filing, other than any portions of material filed in connection therewith that contain confidential supervisory information or other information filed under a claim of confidentiality and, in each case, subject to applicable laws relating to the exchange of information. Each party acknowledges and agrees that nothing in this Agreement, including this Section 6.1, Section 6.2 and Section 6.8, shall require any party to provide confidential supervisory information to any other party.
(b)In furtherance and not in limitation of the foregoing, each of CBI and LBI shall use its reasonable best efforts to (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing, and (ii) avoid or eliminate each and every objection or impediment so as to enable the Closing to occur as soon as possible, including

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proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of businesses or assets of CBI, LBI and their respective Subsidiaries and committing to any Governmental Entity or Regulatory Agency to maintain, and maintaining, capital levels and capital ratios at a level specified by such Governmental Entity or Regulatory Agency, and raising capital in connection therewith. Notwithstanding anything to the contrary in this Agreement, nothing contained in this Agreement shall require CBI or LBI or their respective Subsidiaries to take, or agree to take, and LBI and its Subsidiaries shall not be permitted to take or agree to take, without CBI’s written consent in its sole discretion, any actions specified in this Section 6.1(b) or agree to any condition or restriction in connection with obtaining any Requisite Regulatory Approval that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Surviving Corporation and its Subsidiaries, taken as a whole, after giving effect to the Share Exchange, the Corporate Merger and the Bank Merger (including, for the avoidance of doubt, any determination by a Governmental Entity or Regulatory Agency that the Bank Merger may not be consummated as contemplated hereby immediately following the Effective Time) (a “Burdensome Condition”); provided, that if required by CBI, LBI and Lakeside shall take (or agree to take) any such action, or agree to any such condition or restriction, so long as such action or such agreement with respect to any condition or restriction is binding only in the event the Closing occurs.
(c)Each of CBI and LBI agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of the LBI Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make any statement therein, in light of the circumstances under which such statement was made, not misleading. Each of CBI and LBI further agrees that if it becomes aware that any information furnished by it would cause any of the statements in Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the Proxy Statement.
(d)To the extent permitted by applicable law, LBI and CBI shall promptly advise each other upon their (or their Subsidiaries’) receiving any communication from any Governmental Entity or Regulatory Agency whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained, that the receipt of any such approval will be materially delayed or that a Burdensome Condition might be imposed on any such Requisite Regulatory Approval.
6.2Access to Information.
(a)Upon reasonable notice and subject to applicable laws, LBI, for the purposes of verifying the representations and warranties of LBI and Lakeside and preparing for the Share Exchange and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of CBI, access, during normal business hours during the period prior to the Effective Time and in a manner so as not to interfere with normal business operations, to all of

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its properties, books, contracts, commitments, personnel, information technology systems and records and each shall reasonably cooperate with CBI in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally (including by entering into customary confidentiality, non-disclosure and similar agreements with such service providers and/or the other party), and, during such period, during normal business hours and in a manner so as not to interfere with normal business operations, each of LBI and Lakeside shall, and shall cause its respective Subsidiaries to, make available to CBI (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents which it or any of its Subsidiaries is not permitted to disclose under applicable law) and (ii) all other information concerning its and its Subsidiaries’ business, properties and personnel as CBI may reasonably request. Neither LBI nor any of its respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of LBI’s customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will attempt to obtain waivers or make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
(b)The Confidentiality Agreement, dated as of January 21, 2026, entered into by and between CBI and LBI (the “Confidentiality Agreement”) will remain in full force and effect following the date of this Agreement, whether or not the Share Exchange, Corporate Merger or Bank Merger occurs, in accordance with the terms thereof, and each of CBI, Catalyst, and LBI and Lakeside shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or representatives pursuant to this Agreement in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement.
(c)No investigation by any of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other party or parties set forth herein.
6.3Requisite Shareholder Approval; LBI Adverse Recommendation Change; Right to Match.
(a)As soon as reasonably practicable, LBI shall take, in accordance with applicable law, the LBI Articles and the LBI Bylaws, all action necessary to duly call, convene and hold a meeting of the shareholders of LBI (including any adjournments, the “LBI Shareholders’ Meeting”). Subject to the remainder of this Section 6.3, LBI and its board of directors shall recommend that LBI’s shareholders approve this Agreement and the transactions contemplated hereby (and shall include such recommendations in the Proxy Statement), and LBI and its board of directors shall otherwise use its reasonable efforts to obtain from the shareholders of LBI the Requisite LBI Approval. Except as expressly permitted by this Section 6.3, and after compliance with this Agreement, neither the board of directors of LBI nor any committee thereof shall (i) withhold, withdraw, amend, modify or qualify (or propose publicly to do any of the foregoing) in a manner adverse in any respect to the interests of CBI, its recommendation that

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LBI’s shareholders approve this Agreement and the transactions contemplated hereby or take any action or make any statement in connection with the LBI Shareholders’ Meeting inconsistent with such recommendation or approval or (ii) approve or recommend (or publicly propose to approve or recommend) any Acquisition Proposal (a “LBI Adverse Recommendation Change”). For purposes hereof, an LBI Adverse Recommendation Change shall include any failure by LBI’s board of directors to recommend against an Acquisition Proposal. Notwithstanding the foregoing or anything to the contrary contained herein, subject to Section 6.10 and Article VIII, at any time prior to, but not after, obtaining the Requisite LBI Approval, if the board of directors of LBI, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisor, determines in good faith that it would be reasonably likely to result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement, then the board of directors of LBI may modify or qualify its recommendation or effect an LBI Adverse Recommendation Change, and in submitting this Agreement to its shareholders, the board of directors of LBI may submit this Agreement to its shareholders without recommendation or with such modified or qualified recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the board of directors of LBI may communicate the basis for its lack of a recommendation or such modified or qualified recommendation to its shareholders in the Proxy Statement or an appropriate amendment or supplement thereto; provided, that LBI and its board of directors may not take any actions under this sentence unless (i) LBI shall have complied in all respects with this Section 6.3 and with Section 6.10 and (ii) the following requirements are met:
(A)LBI gives CBI at least five (5) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken by the board of directors of LBI in response to an Acquisition Proposal with respect to LBI, the latest material terms and conditions and the identity of the third party in any such Acquisition Proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances if not in response to an Acquisition Proposal with respect to LBI);
(B)in the event such action is taken by the board of directors of LBI in response to an Acquisition Proposal with respect to LBI, LBI’s board of directors, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisor, determines in good faith that such Acquisition Proposal is a Superior Proposal that has not been withdrawn and continues to be a Superior Proposal after taking into account all adjustments to the terms of this Agreement that may be offered by CBI under this Section 6.3;
(C)during such notice period and any additional notice periods, LBI has negotiated, and has caused its Representatives to negotiate, in good faith with CBI to the extent CBI wishes to negotiate (and nothing herein shall create or imply that CBI has any obligation to so negotiate) to enable CBI to propose revisions to the terms of this Agreement that obviate the need of LBI’s board of directors to effect a LBI Adverse Recommendation Change, including, in the case of a Superior Proposal, by proposing such terms so as to make such Superior Proposal no longer a Superior Proposal; and
(D)at the end of such notice period, the board of directors of LBI takes into account any amendment or modification to this Agreement proposed by CBI and after

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receiving the advice of its outside counsel and, with respect to financial matters, its financial advisor, determines in good faith that the Acquisition Proposal continues to constitute a Superior Proposal and that it would nevertheless be reasonably likely to result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement.

Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.3 and will require a new notice period as referred to in this Section 6.3; provided, that with respect to any such amendment, the applicable notice period in this Section 6.3 shall be five (5) business days.

(b)LBI shall adjourn or postpone the LBI Shareholders’ Meeting if (i) as of the time for which such meeting is originally scheduled there are insufficient shares of LBI Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or (ii) on the date of such meeting LBI has not received proxies representing a sufficient number of shares necessary to obtain the Requisite LBI Approval; provided, that LBI shall not be required to adjourn or postpone the LBI Shareholders’ Meeting more than one (1) time.
6.4Legal Conditions to Transactions. Subject in all respects to Sections 6.1 and 6.3, LBI and CBI shall, and shall cause their respective Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions reasonably necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Share Exchange, the Corporate Merger and the Bank Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other parties to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity or Regulatory Agency without the imposition of any Burdensome Condition and any other third party that is required to be obtained by CBI, LBI or their respective Subsidiaries in connection with the Share Exchange, the Corporate Merger, the Bank Merger and the other transactions contemplated by this Agreement.
6.5Employee Benefit Plans and Employee Matters; Existing Agreements.
(a)CBI and its Subsidiaries shall recognize all services of the employees of LBI, Lakeside and their Subsidiaries who continue to be employed by CBI or a Subsidiary thereof immediately following the Effective Time (“Continuing Employees”) (i) for purposes of eligibility and vesting under each employee benefit plan, program or arrangement established or maintained for employees of CBI or any of its Subsidiaries and (ii) for purposes of benefits accrual under any such plans, program or arrangements that provide for seniority-based severance, paid-time off or vacation pay; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Such service also shall also be recognized for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any preexisting condition limitations. Each benefit plan, program or arrangement of CBI or its Subsidiaries shall waive pre-existing condition limitations to the same extent waived under a corresponding LBI Benefit Plan. To the extent practicable, Continuing Employees shall be given credit for amounts paid under a LBI Benefit Plan for purposes of

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applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the corresponding CBI plan.
(b)CBI hereby acknowledges that a “change in control” (or similar phrase) within the meaning of the LBI Benefit Plans shall occur at the Effective Time.
(c)LBI shall make, or cause its Subsidiaries to make, all contributions due to the Lakeside 401(k) Profit Sharing Plan (the “Lakeside 401(k) Plan”) prior to the Effective Time.  After the Effective Time, CBI may, in its discretion and at its option either (i) continue to maintain the Lakeside 401(k) Plan, (ii) merge the Lakeside 401(k) Plan with another tax-qualified plan maintained by CBI or Catalyst, or (iii) terminate the Lakeside 401(k) Plan, unless such termination would result in any Continuing Employee becoming ineligible to immediately participate in any tax-qualified plan maintained by CBI or Catalyst.  Alternatively, if requested by CBI prior to the closing, LBI and/or Lakeside shall take all steps necessary to terminate the Lakeside 401(k) Plan prior to the Effective Time including, but not limited to, (i) adopting written resolutions, approved in advance in writing by CBI and its legal counsel, (certified copies of which will be provided to CBI at or before Closing) to terminate the Lakeside 401(k) Plan and fully vest all participants in their benefits thereunder, such termination and vesting to be effective as of the day immediately prior to the Effective Time, (ii) amend the Lakeside 401(k) Plan, as necessary, to accomplish the termination, to bring the Lakeside 401(k) Plan into compliance with all applicable laws including, but not limited to, the Setting Every Community up for Retirement Enhancement Act of 2019 and the Secure 2.0 Act of 2022, effective as to the Lakeside 401(k) Plan, and (iii) delivering, prior to the Closing, notice of the Lakeside 401(k) Plan termination to any trustees and custodians of the Lakeside 401(k) Plan’s assets and to the participants, beneficiaries and any alternative payees under the Lakeside 401(k) Plan.  The Continuing Employees who have met the eligibility requirements shall be eligible to participate, effective as of the first business day immediately following the Closing Date, in the Catalyst 401(k) Plan (the “Catalyst 401(k) Plan”).  CBI and LBI shall take and/or shall cause their Subsidiaries to take any and all actions as may be required, including amendments to the Lakeside 401(k) Plan and/or Catalyst 401(k) Plan, to permit each Continuing Employee who is a participant in the Lakeside 401(k) Plan and who is employed in a position eligible for participation in the Catalyst Plan and has met the eligibility requirements thereof to be eligible to commence participation in the Catalyst 401(k) Plan as of the first business day immediately following the Closing Date.
(d)Prior to the Effective Time, LBI shall, and shall cause each of its Subsidiaries to, adopt written resolutions, approved in advance in writing by CBI and its legal counsel, (a certified copy of which shall be delivered to CBI prior to or at the Closing) to terminate and liquidate in accordance with Treas. Reg. § 1.409A-3(j)(4)(ix)(B) (i) the provisions of any employment agreement entered into by LBI or its Subsidiaries constituting a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code, (ii) each LBI Deferred Compensation Plan, and (iii) each other agreement entered into between LBI or a LBI Subsidiary and any employee, director, officer, consultant, independent contractor or other individual which constitutes a nonqualified deferred compensation plan within the meaning of Section 409A(d)(1) of the Code set forth in Section 6.5(d) of the LBI Disclosure Schedule, all such terminations and liquidations to be effective immediately before the Effective Time and intended to be made in full compliance with Section 409A of the Code.

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(e)Nothing in this Agreement shall confer upon any employee, officer, director or consultant of LBI or any of its Subsidiaries or affiliates any right to continue in the employ or service of CBI, the Surviving Corporation, LBI, or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, LBI, CBI or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of LBI or any of its Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any LBI Benefit Plan, CBI Benefit Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of CBI, the Surviving Corporation or any of its Subsidiaries or affiliates to amend, modify or terminate any particular LBI Benefit Plan, CBI Benefit Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of and subject to Section 9.13, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including any current or former employee, officer, director or consultant of LBI or any of its Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.  Except as otherwise provided below, Lakeside employees not offered a position with Catalyst, or who are terminated by Catalyst (without cause) within six (6) months following the Effective Time, will receive severance pay at a rate of two (2) weeks’ base pay for each year of service with Lakeside, with a minimum of four (4) weeks of severance pay for each such employee and a maximum of twenty-four (24) weeks of severance pay.  Such severance payment will be made in a single lump sum within thirty (30) days after such employee’s general release (and the expiration of any related revocation period) in favor of CBI, Catalyst, LBI, Lakeside, and their respective affiliates, officers, directors and employees becomes effective and irrevocable, provided that the general release must become effective and irrevocable no later than sixty (60) days following such employee’s termination date.  If such sixty (60) day period spans two calendar years, the payment will in all events be made in the second calendar year.  Notwithstanding the foregoing, no officer or employee of LBI or Lakeside is, or shall be, entitled to receive severance payments that are in addition to payments made under (i) an employment or severance agreement; (ii) a retention or change of control plan or agreement; (iii) this Section 6.5; or (iv) any other similar program or arrangement.
6.6Indemnification; Directors’ and Officers’ Insurance.
(a)In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director, LLC manager or officer of LBI or any of its Subsidiaries, or who is or was serving at the request of LBI or any of its Subsidiaries as a director, LLC manager, officer or agent of another person (the “Indemnified Parties”), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that such person is or was a director, LLC manager, or officer of LBI or any of its Subsidiaries or any of their predecessors or is or was serving at the request of LBI or any of its Subsidiaries or any of their predecessors as a director, LLC manager, officer or agent of another person or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto as provided in this Section 6.6(a). From and after the Effective Time, the Surviving Corporation

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shall indemnify, defend and hold harmless, to the same extent as the Indemnified Parties would have been indemnified under the LBI Articles and LBI Bylaws or any Subsidiary of LBI as such documents were in effect on the date of this Agreement as if the Indemnified Parties were officers or directors of LBI or any such Subsidiary at all relevant times (except that no indemnity shall be provided by CBI hereunder with respect to any claim arising solely and exclusively on account of an Indemnified Party’s service as an officer or director of another for-profit entity that is unrelated to LBI or its Subsidiaries), each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and court costs and expenses in advance of the final disposition of any claim, action, suit, proceeding or investigation to each Indemnified Party upon receipt of an undertaking (in reasonable and customary form) to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification hereunder), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation. Amounts otherwise required to be paid by CBI to the Indemnified Parties pursuant to this Section 6.6(a) shall be reduced by any amounts that such Indemnified Parties actually recover from any third party, net of all costs and expenses incurred in obtaining such recovery. This indemnity shall be provided for four (4) years following the Effective Time; or if there shall be any proceeding pending or threatened on the third anniversary of the Effective Time, such indemnity shall continue in full force and effect until such pending or threatened proceeding is finally resolved.
(b)LBI, in consultation with CBI, shall obtain at or prior to the Effective Time, a four-year “tail” policy under LBI’s existing directors’ and officers’ and, if applicable, fiduciary liability insurance policy providing the same coverage and amounts, containing terms and conditions which are no less advantageous to the insured with respect to claims against the then-present and former officers and directors of LBI and its Subsidiaries arising from facts or events which occurred at or before the Effective Time.
(c)In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties or assets to any person, then, and in each such case, the Surviving Corporation shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation will expressly assume the obligations set forth in this Section 6.6 in a writing delivered to the Indemnified Parties after the closing of such transaction.
(d)The provisions of this Section 6.6 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.
6.7Additional Agreements. If at any time after the Effective Time the Surviving Corporation shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to carry out the purposes of this Agreement, LBI and its proper officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties and assets in the Surviving Corporation and otherwise to carry out the purposes of this

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Agreement; and the officers and directors of the Surviving Corporation are fully authorized in the name of LBI or otherwise to take any and all such actions after the Effective Time.

6.8Current Information. During the period from the date hereof to the Effective Time, the parties will cause one or more of each of their designated representatives to confer on a monthly or more frequent basis with representatives of the other party regarding each of its business, operations, assets, liabilities, condition (financial or otherwise), results of operations or matters relating to the completion of the transactions contemplated hereby. Without limiting the generality of the foregoing, (i) in such conferences with representatives of CBI the designated representative(s) of LBI and Lakeside shall provide updates with respect to loan charge-offs and sales of other real estate owned and the status of any efforts to sell any Special Asset since the last conference, (ii) within ten (10) days after the end of each calendar month, LBI shall provide CBI with (A) an unaudited consolidated balance sheet as of the end of such month, together with unaudited consolidated statements of income, shareholders’ equity and cash flows for the month and year-to-date period, which unaudited consolidated financial statements will be prepared in accordance with GAAP and will fairly present, in all material respects, the financial position of LBI at the respective dates thereof and the results of LBI’s operations and cash flows for the periods indicated therein, subject to the omission of footnotes and normal and year-end audit adjustments as permitted by GAAP so long as none of which adjustments, to the extent they relate to LBI’s or Lakeside’s capital ratios, will be material, and (B) a schedule of loans charged-off during such month and other real estate owned sold during such month. Within five (5) business days after filing, each party shall provide the other party a copy of all reports, forms, correspondence, registrations and statements, together with any amendments thereto, that the party files during the period from the date of this Agreement to the Effective Time with the Louisiana Secretary, the OCC, the OFI, the FRB and any other federal or state Governmental Entity having jurisdiction over that party, other than any portions of material filed that contain confidential supervisory information or other information filed under a claim of confidentiality and, in each case, subject to applicable laws relating to the exchange of information. Each party acknowledges and agrees that nothing in this Agreement, including this Section 6.8, shall require any party to provide confidential supervisory information to any other party.
6.9Advice of Changes. LBI and CBI shall promptly advise the other of any fact, change, event or circumstance known to it (i) that has had or is reasonably likely to have a Material Adverse Effect on it or (ii) which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein or that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement; provided, further, that a failure to comply with this Section 6.9 shall not constitute the failure of any condition set forth in Sections 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in the failure of a condition set forth in Sections 7.2 or 7.3 to be satisfied.
6.10Non-Solicitation; Acquisition Proposals.

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(a)Upon the execution of this Agreement, LBI shall, and shall cause its Subsidiaries, affiliates, directors, officers, employees, agents and representatives (including any investment banker, financial advisor, attorney, accountant or other representative retained by LBI or any of its affiliates (each a “Representative”), to immediately cease and terminate any and all existing discussions, negotiations or activities with any other parties conducted heretofore (whether currently ongoing or not) with respect to the possibility or consideration of any Acquisition Proposal. Upon the request by CBI, LBI shall request the return and/or destruction (at the recipient’s option) of all confidential information provided to any such person. Except as otherwise provided in Section 6.10(b), from the date of this Agreement through the Effective Time, LBI shall not, shall cause each of its Subsidiaries not to, and shall not authorize or permit any of its Representatives to, directly or indirectly, (i) solicit, initiate, knowingly facilitate or knowingly encourage (including by way of furnishing information or assistance), or take any other action designed to solicit, initiate, knowingly facilitate or encourage any inquiries or the making of any proposal that constitutes, or is reasonably likely to lead to, any Acquisition Proposal with respect to LBI, (ii) participate in any discussions, negotiations or other communications regarding any Acquisition Proposal with respect to LBI, (iii) except pursuant to Section 6.3 in connection with making a LBI Adverse Recommendation Change, make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal with respect to LBI, or (iv) provide any confidential or nonpublic information or data to any person relating to an Acquisition Proposal with respect to LBI. LBI agrees that it will take the necessary steps to inform its Representatives of the obligations undertaken in this Section 6.10.
(b)
(i)Notwithstanding the foregoing Section 6.10(a), but subject to compliance with Section 6.3 and this Section 6.10, prior to the receipt the Requisite LBI Approval (but not after), LBI may and may permit its Subsidiaries and its Subsidiaries’ Representatives to engage in discussions and negotiations with, or provide any nonpublic information or data to, any person in response to an unsolicited bona fide written Acquisition Proposal with respect to LBI by such person (that did not result from a breach of this Section 6.10) made after the date of this Agreement to the extent that (x) LBI’s board of directors determines in good faith that the Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal and (y) LBI’s board of directors determines in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that failure to take such actions would be reasonably likely to result in a violation of its fiduciary duties under applicable law; provided, however, that, prior to providing any nonpublic information permitted to be provided pursuant to the foregoing, LBI shall have provided notice to CBI of its intention to provide such information, and shall have provided such information to CBI, and shall have entered into a confidentiality agreement with such third party on terms no less favorable to it than the Confidentiality Agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with such party or prohibit disclosure to CBI of the terms and conditions of any Acquisition Proposal.
(ii)LBI shall promptly (but in no event later than forty-eight (48) hours) notify CBI after receipt of any Acquisition Proposal, any request for nonpublic information relating to LBI or any of its Subsidiaries that would reasonably be expected to lead to an Acquisition Proposal, or any inquiry from any person seeking to have discussions, negotiations or

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other communications relating to a possible Acquisition Proposal. Such notice shall, if made orally, be confirmed in writing, and shall indicate the identity of the person making the Acquisition Proposal, inquiry or request and the material terms and conditions of any inquiries, requests, proposals or offers (including a copy thereof if in writing and any related documentation or correspondence). LBI shall also promptly, and in any event within twenty-four (24) hours, notify CBI if it enters into discussions or negotiations or engages in other communications concerning any Acquisition Proposal or provides nonpublic information or data to any person in accordance with this Section 6.10(b) and keep CBI informed of the status and terms of any such proposals, offers, discussions or negotiations on a reasonably current basis in the event of any material changes in the status or terms of any such proposal, offer, discussion or negotiation, including by providing a copy of all material documentation or correspondence relating thereto. If LBI elects to make an LBI Adverse Recommendation Change, then LBI shall comply with Section 6.3(a). LBI shall not release any third party from or waive any provisions of, and shall use its reasonable best efforts to enforce, any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party as of the date hereof in accordance with the terms thereof.
(c)Unless this Agreement has been terminated in accordance with its terms, LBI shall not, and shall cause its Subsidiaries and use its reasonable best efforts to cause its and their officers, directors, managers, agents, advisors and Representatives not to on its or any of its Subsidiaries’ or affiliates’ behalf, enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, or other agreement (other than a confidentiality agreement referred to and entered into in accordance with Section 6.10(b)) relating to any Acquisition Proposal.
(d)For purposes of this Agreement, the term “Acquisition Proposal” means any proposal, offer, third party indication of interest, inquiry, filing of any regulatory application or notice (whether in draft or final form) or disclosure of an intention to do any of the foregoing from any third party relating to any (x) direct or indirect acquisition or purchase of more than 20% of the consolidated assets of LBI or more than 20% of any class of equity or voting securities of LBI, or any of LBI’s Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of LBI, (y) tender offer (including a self-tender) or exchange offer that, if consummated, would result in such third party beneficially owning more than 20% of any class of equity or voting securities of LBI, or any of LBI’s Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of LBI or (z) merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or similar transaction involving LBI or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of LBI (other than, in the case of this clause (z) any such transaction pursuant to which the shareholders of LBI immediately preceding such transaction would continue to hold 80% or more of the equity or voting interests in the surviving or resulting entity of such transaction (or, if applicable, the ultimate parent thereof)), in each case other than the transactions contemplated by this Agreement. For purposes of this Agreement, the term “Superior Proposal” means an unsolicited bona fide written Acquisition Proposal that is received by LBI and that LBI’s board of directors, respectively, concludes in good faith, after consultation with its outside legal counsel and financial advisor, taking into account all legal, financial, regulatory and other aspects of such Acquisition Proposal and the person making such Acquisition Proposal (including any applicable termination fees, expense reimbursement provisions and conditions to consummation) that LBI’s board of

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directors deems relevant as well as the terms and conditions of this Agreement (as it may be proposed to be amended by CBI), is (i) more favorable to the shareholders of LBI from a financial point of view than the transactions contemplated by this Agreement, and (ii) reasonably capable of being completed on the terms proposed; provided that, for purposes of this definition of Superior Proposal, the term Acquisition Proposal shall have the meaning assigned to such term in the paragraph immediately above except that the reference to “20% or more” in the definition of Acquisition Proposal shall be deemed to be a reference to “50% or more.”
6.11No Control of Other Party’s Business. Nothing contained in this Agreement shall give CBI, directly or indirectly, the right to control or direct the operations of LBI or its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement shall give LBI, directly or indirectly, the right to control or direct the operations of CBI or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of CBI and LBI shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations. Subject to the foregoing, LBI and Lakeside shall cooperate with CBI and Catalyst in connection with planning for the efficient and orderly combination of the parties and the operation of the Surviving Bank after the Bank Merger, and in preparing for the consolidation of appropriate operating functions to be effective on the Closing Date or such later date as CBI may decide. LBI shall take, and shall use its commercially reasonable efforts to cause its data processing consultants and software providers to take, any action CBI may reasonably request prior to the Effective Time to facilitate the combination of the operations of Lakeside with Catalyst. Without limiting the foregoing, LBI shall provide office space and support services (and other reasonably requested support and assistance) in connection with the foregoing, but only to the extent the provision of such services does not unreasonably interfere with the normal operations of LBI.
6.12Adoption of Accounting Policies. As soon as practicable after the satisfaction or waiver of all conditions to the Closing set forth in Article VII and at such time as consummation of the transactions contemplated by this Agreement seems reasonably assured and in any event prior to the Effective Time (unless this Agreement is terminated pursuant to Article VIII), LBI and Lakeside shall take any and all necessary or appropriate actions to adopt all CBI accounting procedures and policies (including those policies pertaining to charged-off and non-accrual assets); provided, however, that no such action taken by LBI or Lakeside at the request of CBI pursuant to this section shall be deemed to be, or be deemed to cause, a breach of any representation or warranty made by LBI or Lakeside herein.
6.13Change of Method. Notwithstanding anything to the contrary contained in this Agreement, before the Effective Time, CBI may at any time change the method of effecting the business combination contemplated by this Agreement if and to the extent that it deems such a change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the amount or kind of Share Exchange Consideration received by holders of shares of LBI Common Stock, (ii) adversely affect the federal income tax consequences of the Share Exchange, the Corporate Merger or the Bank Merger to (A) holders of shares of LBI Common Stock as a result of receiving the Share Exchange Consideration or (B) CBI or holders of CBI Common Stock or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement in a timely manner. In the event CBI elects to make such a change, the parties agree to execute appropriate documents to reflect the change.

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6.14Takeover Statutes. None of CBI, LBI or their respective boards of directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Share Exchange, the Corporate Merger, the Bank Merger or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Share Exchange, the Corporate Merger, the Bank Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each party and the members of their respective boards of directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.
6.15Shareholder Litigation. LBI shall provide CBI the opportunity to participate in the defense or settlement of any shareholder litigation against LBI and/or its directors relating to the transactions contemplated by this Agreement throughout the course of any such litigation, and CBI shall in good faith consider the recommendations of LBI regarding such litigation. LBI shall not settle any shareholder litigation without CBI’s prior written consent (such consent not to be unreasonably withheld or delayed).
6.16Officer Agreements. Both CBI and LBI shall take such actions as are reasonably necessary to terminate, effective immediately prior to the Effective Time, any agreements between LBI and/or Lakeside and their respective executives, each of which are set forth in Section 6.16 of the LBI Disclosure Schedules.  The termination and liquidation of such agreements shall be made consistent with the provisions of Section 409A of the Code for termination and liquidation of a plan in connection with a change in control event under Section 409A of the Code, so as to avoid any additional tax, interest or penalties in connection with the termination and liquidation of such agreements.
6.17Section 280G Matters. Concurrent with the execution of this Agreement and as a condition thereof, Roy M. Raftery, Jr., shall execute an amendment to his existing Change in Control Agreement dated June 21, 2021, in the form attached to this Agreement as Exhibit E so that (i) LBI and it’s successors will not be responsible for any “Gross-Up Payment” related to an excise tax imposed by Section 4999 of the Code, and (ii) the payment he receives in satisfaction of the obligations of LBI and Lakeside thereunder will be reduced to the maximum amount that can be paid without triggering or resulting in any payment, including, without limitation, any “excess parachute payment” as defined in Section 280G of the Code, that could be disallowed as a deduction or result in the payment of excise taxes under Section 280G or 162(m) of the Code. Notwithstanding the foregoing, prior to the Closing Date, LBI and CBI shall work together in good faith to implement mutually satisfactory arrangements such that the Share Exchange will not trigger or result in any payment, including, without limitation, any “excess parachute payment” as defined in Section 280G of the Code, that could be disallowed as a deduction or result in the payment of excise taxes under Section 280G or 162(m) of the Code, including but not limited to relying on a report of an independent valuation appraiser that all or any portion of such payments or benefits constitute “reasonable compensation” as described in Treasury Regulations Section 1.280G-1, Q&A 42 or conducting a vote of LBI shareholders to approve any such payment (a

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“280G Remedy”).  Any 280G Remedy shall be subject to CBI’s review and approval with such approval not to be unreasonably withheld.

ARTICLE VII.
CONDITIONS PRECEDENT
7.1Conditions to Each Party’s Obligation to Effect the Transactions. The respective obligations of the parties to effect the Share Exchange, the Corporate Merger and the Bank Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:
(a)Shareholder Approval. This Agreement shall have been approved by the shareholders of LBI by the Requisite LBI Approval.
(b)Regulatory Approvals. Subject to Section 6.1, all regulatory approvals, authorizations, waivers, consents, or orders from the FRB, the OCC, the OFI, and any other Regulatory Agency required to consummate the transactions contemplated by this Agreement, including the Share Exchange, the Corporate Merger and the Bank Merger, shall have been obtained and shall remain in full force and effect and all statutory and regulatory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the “Requisite Regulatory Approvals”). All notices, reports and other filings required to be made with any Governmental Entity or Regulatory Agency in connection with the Share Exchange and Corporate Merger prior to the Effective Time by CBI or LBI or in connection with the Bank Merger prior to the Effective Time by Catalyst or Lakeside shall have been made and become final.
(c)Other Approvals. Any other consents or approvals set forth in Section 3.3 and Section 4.4, other than the Requisite Regulatory Approvals, required to consummate the transactions contemplated by this Agreement, including the Share Exchange, the Corporate Merger and the Bank Merger, the failure of which to be obtained would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Surviving Corporation, shall have been obtained and shall remain in full force and effect.
(d)No Injunctions or Restraints; Illegality. No judgment, order, writ, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Share Exchange, the Corporate Merger or the Bank Merger shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity or Regulatory Agency which restricts, prohibits or makes illegal consummation of the Share Exchange, the Corporate Merger, the Bank Merger or other transactions contemplated hereby.
(e)Termination of Change in Control Agreements.  LBI and Lakeside will have entered into a termination and release of claims with each person set forth in Section 6.16 of the LBI Disclosure Schedules, which terminates the change in control agreements with each such person, effective as of immediately before the Effective Time, subject to the payment of amounts due thereunder, with a release in favor of LBI, Lakeside and their successors, in a form reasonably acceptable to CBI and Catalyst.

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7.2Conditions to Obligations of LBI and Lakeside. The obligations of LBI and Lakeside to effect the Share Exchange, the Corporate Merger and the Bank Merger are also subject to the satisfaction, or waiver by LBI (on behalf of itself and Lakeside) to the extent permitted by law, at or prior to the Effective Time, of the following conditions:
(a)Representations and Warranties. The representations and warranties of CBI and Catalyst set forth in Sections 3.1 and 3.2(a) (in each case after giving effect to the lead-in to Article III) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of CBI and Catalyst set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on CBI or the Surviving Corporation. LBI shall have received a certificate dated as of the Closing Date and signed on behalf of CBI by the Chief Executive Officer and the Chief Financial Officer of CBI to the foregoing effect.
(b)Performance of Obligations of CBI. CBI and Catalyst shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time, and LBI shall have received a certificate dated as of the Closing Date and signed on behalf of CBI by the Chief Executive Officer of CBI to such effect.
7.3Conditions to Obligations of CBI and Catalyst. The obligations of CBI and Catalyst to effect the Share Exchange, the Corporate Merger and the Bank Merger are also subject to the satisfaction, or waiver by CBI (on behalf of itself and Catalyst) to the extent permitted by law, at or prior to the Effective Time, of the following conditions:
(a)Representations and Warranties. The representations and warranties of LBI and Lakeside set forth in Sections 4.2(a), 4.8(a), 4.22, 4.26 and 4.27 (in each case after giving effect to the lead-in to Article IV) shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and the representations and warranties of LBI and Lakeside set forth in Sections 4.1(a), 4.1(b), 4.2(b), 4.2(c), 4.2(d) and 4.3(a) (in each case after giving effect to the lead-in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of LBI and Lakeside set forth in this Agreement (read without

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giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on LBI or the Surviving Corporation. CBI shall have received a certificate dated as of the Closing Date and signed on behalf of LBI by the Chief Executive Officer and the Chief Financial Officer of LBI to the foregoing effect.
(b)Performance of Obligations of LBI. LBI and Lakeside shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time, and CBI shall have received a certificate dated as of the Closing Date and signed on behalf of LBI by the Chief Executive Officer and the Chief Financial Officer of LBI to such effect.
(c)FIRPTA Certificate. LBI shall have delivered to CBI a certificate, in form and substance reasonably satisfactory to CBI a copy of a statement, issued by LBI pursuant to Treasury Regulation section 1.897-2(h), certifying that interests in LBI and Lakeside are not U.S. real property interests, and an executed copy of the notice required by Treasury Regulation section 1.897-2(h) to be filed following the Effective Time.
(d)LBI Benefit Plans. LBI or LBI’s board of directors shall have taken the actions described in Section 6.5(c) and (d).
(e)Dissenting Shares. Holders of LBI Common Stock who exercise and perfect their appraisal rights in the Share Exchange in accordance with Article 13 of the LBCA and who have not withdrawn or lost such rights shall not hold more than 10% of outstanding shares of LBI Common Stock immediately prior to the Effective Time.
(f)Material Adverse Effect. There shall not have occurred any Material Adverse Effect with respect to LBI since the date hereof and that is continuing as of the Closing Date.
ARTICLE VIII.
TERMINATION AND AMENDMENT
8.1Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement by the shareholders of LBI:
(a)by mutual consent of CBI and LBI in a written instrument, if the board of directors of each so determines;
(b)by either CBI (on behalf of itself and Catalyst) or LBI (on behalf of itself and Lakeside) (i) twenty (20) or more days after the date upon which any application for a Requisite

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Regulatory Approval has been denied or withdrawn at the request of the applicable Governmental Entity or Regulatory Agency, unless within such 20-day period a petition for rehearing or an amended application is filed or noticed, or (ii) twenty (20) or more days after any petition for rehearing or amended application filed pursuant to clause (i) is denied; provided, however, that no party hereto shall have the right to terminate this Agreement pursuant to Section 8.1(b)(i) or Section 8.1(b)(ii) if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement; and in each case the time period for appeals and requests for reconsideration has run, or (iii) if any Governmental Entity or Regulatory Agency that must grant a Requisite Regulatory Approval has denied approval of the Share Exchange, the Corporate Merger or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity or Regulatory Agency of competent jurisdiction shall have issued a final nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the Share Exchange, the Corporate Merger or the Bank Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;
(c)by either CBI (on behalf of itself and Catalyst) or LBI (on behalf of itself and Lakeside) if (i) the Share Exchange shall not have been consummated on or before December 31, 2026 (the “Termination Date”), unless any Requisite Regulatory Approval is pending and has not been finally resolved, in which event such date shall be automatically extended to March 31, 2027, or (ii) if a vote of the shareholders of LBI is taken and LBI fails to obtain the Requisite LBI Approval; provided, that the failure of the Closing to occur by such date or the failure to obtain the Requisite LBI Approval shall not be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;
(d)by either CBI (on behalf of itself and Catalyst) or LBI (on behalf of itself and Lakeside) (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of LBI, in the case of a termination by CBI, or CBI, in the case of a termination by LBI, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by LBI, or Section 7.3, in the case of a termination by CBI, and which is not cured by the earlier of the Termination Date and thirty (30) days following written notice to LBI, in the case of a termination by CBI, or CBI, in the case of a termination by LBI, or by its nature or timing cannot be cured during such period;
(e)by CBI (on behalf of itself and Catalyst), if (i) prior to such time as the Requisite LBI Approval is obtained, LBI or its board of directors (A) makes a LBI Adverse Recommendation Change (or publicly discloses its intention to do so) or otherwise submits this Agreement to its shareholders without a recommendation for approval, or recommends (or publicly discloses its intention to do so) to its shareholders an Acquisition Proposal other than the Share Exchange or if LBI, its Subsidiaries or its Representatives otherwise breaches, in any material

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respect, its obligations under Section 6.10 of this Agreement, or (B) materially breaches its obligations under Section 6.3 or Section 6.10, or (ii) a tender offer or exchange offer for more than 20% of the outstanding shares of LBI Common Stock is commenced (other than by CBI or a Subsidiary thereof), and the board of directors of LBI recommends that the shareholders of LBI tender their shares in such tender offer or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within the ten (10) business day period specified in Rule 14e-2(a) under the Exchange Act;
(f)by CBI (on behalf of itself and Catalyst), if holders of more than 5% of the shares of LBI Common Stock outstanding at any time prior to the Closing Date exercise their dissenters rights pursuant to Chapter 23 of the LBCA; or
(g)by LBI (on behalf of itself and Lakeside), at any time prior to the receipt of the Requisite LBI Approval, for the purpose of entering into a definitive agreement with respect to a Superior Proposal, provided, that LBI and its Subsidiaries and Representatives have not breached any of their obligations under Sections 6.3 or 6.10 of this Agreement; and, provided, further, that any such purported termination pursuant to this Section 8.1(g) shall be void and of no force or effect unless LBI has paid the Termination Fee in accordance with Section 8.3.

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), (f), (g), or (h) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.4, specifying the provision or provisions hereof pursuant to which such termination is effected.

8.2Effect of Termination. In the event of termination of this Agreement by either CBI or LBI as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of CBI, LBI, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 6.2(b), this Section 8.2, Section 8.3 and Article IX (other than Section 9.1) shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither CBI nor LBI shall be relieved or released from any liabilities or damages (which, in the case of LBI, shall include the loss to the holders of LBI Common Stock of the economic benefits of the transactions contemplated hereby, including the loss of the premium offered to the holders of LBI Common Stock, it being understood that LBI shall be entitled to pursue damages for such losses and to enforce the right to recover such losses on behalf of its shareholders in its sole and absolute discretion, and any amounts received by LBI in connection therewith may be retained by LBI) arising out of its fraud or willful and material breach of any provision of this Agreement.
8.3Termination Fee.
(a)In the event that after the date of this Agreement and prior to the termination of this Agreement a non-solicited bona fide Acquisition Proposal with respect to LBI shall have been made known to senior management of LBI or shall have been made directly to its shareholders generally or any person reasonably qualified to consummate an Acquisition Proposal shall have publicly announced (and not irrevocably withdrawn at least five (5) business days prior to the LBI Shareholders’ Meeting) an Acquisition Proposal with respect to LBI and (x) thereafter

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(A) this Agreement is terminated by either CBI or LBI pursuant to Section 8.1(c) without the Requisite LBI Approval having been obtained, (B) this Agreement is terminated by CBI pursuant to Sections 8.1(e), or (C) this Agreement is terminated by LBI pursuant to Section 8.1(g) and (y) prior to the date that is twelve (12) months after the date of such termination, LBI enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal with respect to LBI (whether or not the same Acquisition Proposal as that referred to above), then LBI shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay CBI, by wire transfer of same day funds, a fee equal to $1,650,000 (the “Termination Fee”); provided, that for purposes of this Section 8.3, all references in the definition of Acquisition Proposal to “20%” shall instead refer to “50%.”
(b)In the event this Agreement is terminated by CBI pursuant to Section 8.1(e) or by LBI pursuant to Section 8.1(g), then concurrently with such termination if terminated by LBI, or within two (2) business days after termination if terminated by CBI, LBI shall pay CBI, by wire transfer of same day funds, the Termination Fee, and such termination shall not be deemed effective hereunder until payment by the terminating party of such fee.
(c)Notwithstanding anything to the contrary herein, but without limiting the right of any party to recover liabilities or damages in accordance with Section 8.2, the maximum aggregate amount of fees payable by LBI under this Section 8.3 shall be equal to the Termination Fee, and in no event shall LBI be required to pay the Termination Fee more than once.
(d)Each party acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, CBI would not enter into this Agreement; accordingly, if LBI fails to pay promptly the Termination Fee pursuant to this Section 8.3 and, in order to obtain such payment, CBI commences a suit which results in a judgment against LBI for the fee set forth in this Section 8.3, LBI shall pay CBI its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the fee at a rate per annum equal to the effective federal funds rate on the date such payment was required to be made.
(e)The parties agree that the payment of the Termination Fee shall be the sole and exclusive remedy available to CBI and Catalyst with respect to this Agreement in the event any such payment becomes due and payable and is paid, and, upon payment of the Termination Fee, LBI and Lakeside (and LBI’s and Lakeside’s affiliates and its and their respective directors, officers, employees, shareholders and representatives) shall have no further liability to CBI and Catalyst under this Agreement; provided, however, that LBI and Lakeside shall not be relieved or released from any liabilities or damages arising out of their willful and material breach of this Agreement; provided, further, that the aggregate amount of any damages determined by a court to be payable by LBI and Lakeside pursuant to the foregoing proviso shall be reduced by the amount of any Termination Fee previously paid to CBI pursuant to this Section 8.3.
ARTICLE IX.
GENERAL PROVISIONS
9.1Closing. Subject to the terms and conditions of this Agreement, the Closing of the Share Exchange will take place at a time, on a date and at a place to be mutually agreed upon by

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CBI and LBI, which shall be as reasonably practicable after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof (other than those conditions that by their nature or terms can only be satisfied at the Closing and within forty five (45) days after receipt of the Requisite LBI Approval and Requisite Regulatory Approval, but subject to the satisfaction or waiver thereof) but , unless another date or time is agreed to by CBI and LBI.  On the Closing Date, the parties shall cause the Articles of Share Exchange and Articles of Merger to be filed with the Louisiana Secretary and the Bank Merger Certificates to be filed with the OCC and OFI.

9.2Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall terminate in accordance with its terms) shall survive the Effective Time, except for Sections 2.2, 6.5, 6.6, 6.7 and this Article IX and those other covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.
9.3Expenses. Except as provided in Section 8.3, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses; provided, however, that the costs and expenses of printing and mailing the Proxy Statement and all filing and other fees paid in connection with the transactions contemplated herein shall be borne by LBI.
9.4Notices. All notices and other communications hereunder shall be in writing and shall be deemed given on the day of delivery if delivered personally, if telecopied upon confirmation of receipt, if mailed by registered or certified mail (return receipt requested) on the earlier of confirmed receipt or the fifth (5th) business day following the date of mailing, or if delivered by an express next-day courier (with confirmation) on the first business day following the date of dispatch, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
(a)	If to LBI or Lakeside, to:	With a copy to:
	Roy M. Raftery, Jr. President and CEO Lakeside Bancshares, Inc. 4735 Nelson Road PO Box 4141 Lake Charles, LA 70606	Chet A. Fenimore Partner Fenimore Kay Harrison 812 San Antonio Street Suite 600 Austin, TX 78701

(b)	If to CBI or Catalyst, to:	With a copy to:
	Joseph B. Zanco President and CEO Catalyst Bancorp, Inc. 235 North Court Street Opelousas, LA 70570	Thomas E. Walker, Jr. Partner Jones Walker, LLP 3100 North State Street, Suite 300 Jackson, MS 39216

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9.5Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement, unless otherwise indicated. The LBI Disclosure Schedule and each other Exhibit and Schedule hereto shall be deemed part of this Agreement and included in any reference to this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to “the date hereof” shall mean the date of this Agreement. Whenever the singular or plural form of any word is used in this Agreement, such word shall encompass both the singular and plural form of such word. All references to any period of days shall be deemed to be the relevant number of calendar days unless otherwise specified. As used in this Agreement, (i) the “knowledge” of LBI means the actual knowledge of the senior executive officers of LBI and Lakeside (i.e., the executive vice president level and above) and all facts of which any such person or persons would reasonably be expected to know in the normal course of exercising his or her duties based on applicable title or position, and the “knowledge” of CBI means the actual knowledge of the senior executive officers of CBI and Catalyst (i.e., the senior executive vice president level and above) and all facts of which any such person or persons would reasonably be expected to know in the normal course of exercising his or her duties based on applicable title or position; (ii) “business day” means any day other than a Saturday, a Sunday or a day on which banks in Opelousas, Louisiana, are closed as authorized by law or executive order; (iii) the term “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature; and (iv) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person. Any document or item will be deemed “delivered,” “provided” or “made available” to a party within the meaning of this Agreement if such document or item is (i) made available to such party specifically for review in person by the other party or its representatives, (ii) contained and accessible to such party for a continuous period of at least four (4) days immediately prior to the execution of this Agreement (if to be delivered, provided or made available prior to the date hereof) or the Closing Date (if to be delivered, provided or made available prior to Closing) in the electronic data room established in connection with the transactions contemplated hereby to which CBI and its designated representatives had access rights during such period, or (iii) filed by CBI with the SEC and publicly available on EDGAR at least forty-eight (48) hours immediately prior to the execution of this Agreement (if to be delivered, provided or made available prior to the date hereof) or the Closing Date (if to be delivered, provided or made available prior to Closing). All references to “dollars” or “$” in this Agreement are to United States dollars.

The parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or

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covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant. Further, it is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the LBI Disclosure Schedule is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material or would have a Material Adverse Effect on LBI or CBI, as the case may be, and neither party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the LBI Disclosure Schedule in any dispute or controversy between the parties as to whether any obligation, item or matter not described in this Agreement or included in the LBI Disclosure Schedule is or is not material for purposes of this Agreement.

9.6Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto at any time prior to the Effective Time, whether before or after the approval of the transactions contemplated by this Agreement by the shareholders of LBI; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of LBI, there may not be, without further approval of such shareholders, any amendment of this Agreement that (i) reduces the amount or changes the form of consideration to be received by LBI shareholders, (ii) materially adversely affects the rights of LBI shareholders, or (iii) otherwise requires further approval under applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
9.7Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of CBI and Catalyst, in the case of LBI, or LBI and Lakeside, in the case of CBI, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto on the part of CBI and Catalyst, in the case of LBI, or LBI and Lakeside, in the case of CBI, and (c) waive compliance with any of the agreements on the part of CBI and Catalyst, in the case of LBI, or LBI and Lakeside, in the case of CBI, or of such parties’ conditions contained herein; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of LBI, there may not be, without further approval of such shareholders, any extension or waiver of this Agreement or any portion thereof which requires further approval under applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
9.8Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
9.9Entire Agreement. This Agreement (including the documents and the instruments referred to herein and all schedules, exhibits, and disclosure schedules attached hereto or delivered in connection herewith) together with the Confidentiality Agreement, the Share Exchange Agreement, the Corporate Merger Agreement and the Bank Merger Agreement constitute the

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entire agreement among the parties and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.10Governing Law; Venue. This Agreement shall be governed and construed in accordance with the laws of the State of Louisiana, without giving effect to the principles of conflicts of laws thereof except to the extent mandatory provisions of federal law apply. Any legal action or proceeding with respect to this Agreement by one party against any other party shall be brought only in any federal or state court located in the State of Louisiana, which shall have exclusive jurisdiction and venue for such purpose. By execution and delivery of this Agreement, the parties hereby accept for themselves, and in respect of their property, generally and unconditionally, the jurisdiction and venue of the aforesaid courts and waive any objection to the laying of venue on the grounds of a lack of jurisdiction or forum non conveniens which they may now or hereafter have to the bringing or maintaining of any such action or proceeding in such jurisdiction, and agree that service of process upon any party in any such action or proceeding will be effective if notice is given in accordance with Section 9.4.
9.11Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY ACKNOWLEDGES THAT IT HAS HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL REGARDING THIS JURY TRIAL WAIVER AND THAT THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE OTHER PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.
9.12Publicity. Except as otherwise required by applicable law or the rules of OTCQX, or NASDAQ neither LBI nor CBI shall, or shall permit any of their respective Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent of CBI, in the case of a proposed announcement or statement by LBI or any of its Subsidiaries, or LBI, in the case of a proposed announcement or statement by CBI or any of its Subsidiaries, in each case, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, LBI and CBI shall each cooperate fully in disclosing and providing all information required for public disclosure of this Agreement or the

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transactions contemplated hereby in accordance with applicable securities laws or the rules of OTCQX or NASDAQ.

9.13Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations of the parties hereto shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Any purported assignment in contravention hereof shall be null and void. Except for (i) as otherwise specifically provided in Section 6.5, (ii) the rights of Indemnified Parties under Section 6.6, and (iii) from and after the Effective Time, but only if the Effective Time shall occur, the rights of holders of shares of LBI Common Stock to receive the Share Exchange Consideration as provided in Article II, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
9.14Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.
9.15Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment or waiver hereto or other such instrument or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract, and each party hereto forever waives any such defense.

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9.16Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, subject to Section 8.3, the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any action or proceeding brought in accordance with Section 9.10, this being in addition to any other remedy to which they are entitled at law or in equity; provided, however, that the right to specific performance shall be subject to the limitations and conditions set forth in Section 8.3. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.
9.17Definition of Material Adverse Effect. As used in this Agreement, the term “Material Adverse Effect” means, with respect to CBI, LBI or the Surviving Corporation, as the case may be, a material adverse effect on (i) the business, operations, assets, liabilities, results of operations, or condition (financial or otherwise) of such party and its Subsidiaries, taken individually or as a whole, or (ii) the ability of such party to timely perform its obligations under this Agreement or consummate the transactions contemplated hereby; provided, however, that with respect to clause (i), the following shall not be deemed to have or contribute to, or be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect: any change, state of facts, circumstances or event caused by or resulting from (A) changes, after the date hereof, in prevailing interest rates, currency exchange rates or other economic or monetary conditions in the United States or elsewhere, (B) changes, after the date hereof, in United States or foreign securities markets, including changes in price levels or trading volumes, (C) changes or events, after the date hereof, affecting the financial services industry generally and not specifically relating to CBI or LBI or their respective Subsidiaries, as the case may be, (D) changes, after the date hereof, in generally accepted accounting principles or regulatory accounting requirements applicable to banks and their holding companies generally, (E) changes, after the date hereof, in laws, rules or regulations of general applicability or interpretations thereof by any Governmental Entity, (F) actions of CBI or LBI, as applicable, taken with the prior written consent of the other or required hereunder or actions not taken by CBI or LBI, as applicable, to the extent such action is prohibited by this Agreement without the prior written consent of the other party, which consent has not been given, (G) the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or the announcement hereof or thereof, (H) any public health emergency, pandemic, or outbreak or escalation of major hostilities or any act of terrorism within the United States or directed against its facilities or citizens wherever located or any changes in global, national or regional political conditions, (I) a failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including any underlying causes thereof (unless such underlying causes are otherwise excluded from the definition of Material Adverse Effect), (J) solely as to CBI, changes in the trading price or quarterly third-party evaluation of CBI Capital Stock, in and of itself, but not including any underlying causes thereof, (K) benefits paid to an employee in the ordinary course of business consistent with past practice; provided, further, that, as to clauses (A), (C), (D), and (E), such change, state of facts, circumstances or event does not have a disproportionate effect on CBI or LBI, as applicable, as compared to other financial institutions and their holding companies.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the day and year first above written.

/
CATALYST BANCORP, INC. By: /s/ Joseph Zanco Name: Joseph Zanco Title: President and CEO

CATALYST BANK By: /s/ Joseph Zanco Name: Joseph Zanco Title: President and CEO

LAKESIDE BANCSHARES, INC. By: Name: Title:

LAKESIDE BANK By: Name: Title:

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the day and year first above written.

CATALYST BANCORP, INC. By: Name: Title:

CATALYST BANK By: Name: Title:

LAKESIDE BANCSHARES, INC. By: /s/ Roy M. Raftery, Jr. Name: Roy M. Raftery, Jr. Title: President and Chief Executive Officer

LAKESIDE BANK By: /s/ Roy M. Raftery, Jr. Name: Roy M. Raftery, Jr. Title: President and Chief Executive Officer

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Annex A

Defined Terms

Capitalized terms used herein are defined in the provisions of the Agreement set forth below:

Defined Term Section

280G Remedy6.17

Acquisition Proposal6.10(d)

Adjusting Asset1.6(b)

affiliate9.5

Affordable Care Act4.12(c)

AgreementFirst Paragraph

Anti-Money Laundering Laws4.13(b)

Articles of Share Exchange1.3(a)

Articles of Merger1.3(b)

Bank MergerRecitals

Bank Merger Agreement1.2(b)

Bank Merger Certificates1.3(c)

BHC Act4.1(a)

BOLI4.21(b)

Brean3.4

Burdensome Condition6.1(b)

business day9.5

CatalystFirst Paragraph

Catalyst Articles1.8

Catalyst Bylaws1.9

Catalyst 401(k) Plan6.5(c)

CBIFirst Paragraph

CBI Articles1.8

CBI Bylaws1.9

CBI Capital Stock1.7

CBI Regulatory Agreement3.6

Certificate(s)2.2(a)

ClosingRecitals

Closing Date1.3(a)

CodeRecitals

Confidentiality Agreement6.2(b)

Contemplated Transactions1.6(d)

Continuing Employees 6.5(a)

Corporate MergerRecitals

Corporate Merger Agreement1.2(a)

CRA4.27

Defined Benefit Plan4.12(e)

Determination Date1.6(d)

Dissenting Shares1.6(a)

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DOL4.12(b)

Effective Time1.3(a)

ERISA4.12(a)

Exchange Agent2.1

FDIA4.26

FDIC3.1

FRB3.3

GAAP1.6(d)

Governmental Entity3.3

HOLA3.1

Indemnified Parties6.6(a)

Intended Tax TreatmentRecitals

Intellectual Property4.20(a)

IRS4.10(e)

knowledge9.5

LakesideFirst Paragraph

Lakeside 401(k) Plan 6.5(c)

Lakeside Common Stock2.3

LBCA1.2(a)

LBIFirst Paragraph

LBI Adverse Recommendation Change6.3(a)

LBI Articles4.1(a)

LBI Benefit Plans4.12(a)

LBI Bylaws4.1(a)

LBI Common Stock4.2(a)

LBI Data4.20(b)

LBI Deferred Compensation Plans4.12(h)

LBI Derivative Contracts4.17

LBI Disclosure ScheduleArticle IV

LBI Equity Rights4.2(c)

LBI ERISA Affiliate4.12(a)

LBI Financial Statements4.6(a)

LBI Leased Real Property4.16(a)

LBI Leases4.16(a)

LBI Loan4.23(a)

LBI Material Contract4.14(a)

LBI Owned Real Property4.16(a)

LBI-Owned Software4.20(b)

LBI Preferred Stock4.2(a)

LBI Real Estate4.16(a)

LBI Regulatory Agreement4.15

LBI Retirement Plans6.5(c)

LBI Shareholders’ Meeting6.3(a)

Liens3.2(b)

Louisiana Secretary1.3(a)

Material Adverse Effect9.17

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OFI1.3(c)

OCC1.3(c)

Other Regulatory Approvals3.3

Part 131.6(a)

Payments4.12(g)

PBGC4.12(b)

Permitted Liens4.16(c)

person9.5

Pre-Closing Dividend1.6(e)

Premium Cap6.6(b)

Prohibited Activity7.3(k)

Proxy Statement3.7

Regulatory Agency or Regulatory Agencies3.3

Representative6.10(a)

Requisite LBI Approval4.3(a)

Requisite Regulatory Approval7.1(b)

Sarbanes-Oxley Act4.13(a)

Share ExchangeRecitals

Share Exchange Agreement1.1(a)

Share Exchange Consideration1.6(a)

Shareholder Support AgreementsRecitals

Software4.20(a)

SRO3.3

Subsidiary or Subsidiaries4.1(c)

Superior Proposal6.10(d)

Surviving BankRecitals

Surviving CorporationRecitals

Takeover Statutes4.30

Tax(es)4.10

Tax Return2.2(g)

Termination Date8.1(c)

Termination Fee8.3(a)

Transaction Expenses1.6(d)

Transmittal Materials2.2(a)

Treasury Regulations4.10(c)(iii)

Voting Debt4.2(b)

VEBA4.12(a)

WARN Act4.11(d)

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Exhibit A-1

Form of Shareholder Support Agreement

The undersigned shareholder of Lakeside Bancshares, Inc. (“LBI”), in consideration of the benefits to be derived by LBI and its shareholders and the undersigned shareholder pursuant to an Agreement and Plan of Share Exchange and Merger dated April 7, 2026 (the “Agreement”) by and between LBI, Catalyst Bancorp, Inc. (“Corporation”), Lakeside Bank (“Lakeside”), and Catalyst Bank (“Catalyst”) (the defined terms in which are used herein as defined therein) and the expenses to be incurred by Corporation and Catalyst in connection therewith, hereby agrees with Corporation as follows:

1.Such shareholder, acting solely in such shareholder’s capacity as such, agrees and undertakes to vote or cause to be voted all shares of LBI Common Stock as to which such shareholder has voting power at any meeting or meetings (including any and all adjournments thereof) before which the Agreement or any similar agreement may come for consideration by LBI shareholders, in favor of the approval of the Agreement, the Share Exchange Agreement, the Corporate Merger Agreement, and the Bank Merger Agreement, and against any similar agreement, unless Corporation or Catalyst is then in breach or default in any material respect with respect to any covenant, representation or warranty as to them contained in the Agreement to an extent that would permit LBI and Lakeside to terminate the Agreement pursuant to Section 8.1(d) of the Agreement. Such shareholder further agrees not to transfer any of the shares of LBI Common Stock over which such shareholder has dispositive power or grant any proxy thereto (except any such proxy approved by Corporation) until the earlier of the Effective Time or the date that the Agreement has been terminated pursuant to its provisions, except (i) for transfers by operation of law, (ii) for transfers to immediate family members or trusts for the benefit of the shareholder or immediate family members, and (iii) for transfers in connection with which the transferee shall agree in writing with Corporation to be bound by this Shareholder Support Agreement as fully as the undersigned. In the case of any transfer described in (i) or (ii), the provisions of this Shareholder Support Agreement are intended to be binding upon and to inure to the benefit of such transferee, and such transferee shall be bound thereby.

2.The provisions of this Shareholder Support Agreement shall be enforceable through an action by Corporation for damages at law or a suit for specific performance or other appropriate equitable relief, the signatory shareholder acknowledging that remedies at law for breach or default under this Shareholder Support Agreement are inadequate. Notwithstanding the foregoing, the shareholder shall have the right to contest the adequacy of legal remedies and Corporation's entitlement to equitable relief.

All provisions hereof shall survive the Effective Time of the Share Exchange and well as the effective times of the Corporate Merger and the Bank Merger.

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This Shareholder Support Agreement is executed by the undersigned on _______________, 2026.

Signature of Shareholder

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EXHIBIT A-2

FORM OF RESTRICTIVE COVENANT AGREEMENT

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RESTRICTIVE COVENANT AGREEMENT

THIS RESTRICTIVE COVENANT AGREEMENT ("Agreement") is made and entered into as of the 7th day of April, 2026, by and between Catalyst Bancorp, Inc., a Louisiana Corporation (“Corporation”), and its wholly owned subsidiary, Catalyst Bank, a federally-chartered savings bank ("Bank") (collectively, Corporation and Bank are referred to herein as “Catalyst”), on the one hand, and ________________ ("Shareholder"), on the other hand.

WHEREAS, the Shareholder currently owns common stock in, and serves as a member of the Board of Directors of Lakeside Bancshares, Inc., which, along with its wholly owned subsidiary, Lakeside Bank (collectively, Lakeside Bancshares, Inc. and Lakeside Bank are referred to herein as “Lakeside”), has agreed that Shareholder’s common stock would be sold, via a share exchange, to Corporation, which includes the goodwill of Lakeside, immediately followed by a merger with and into Corporation and Bank, respectively (the “Merger”) pursuant to an Agreement and Plan of Share Exchange and Merger dated April 7, 2026 (“Definitive Agreement”);

WHEREAS, the Shareholder agrees to execute and deliver to Catalyst an agreement not to carry on or engage in any Prohibited Activity within Allen, Calcasieu, Beauregard, Jefferson Davis, or Cameron Parishes, so long as Corporation (directly or indirect via its wholly owned subsidiary, Bank), or any person deriving title to the goodwill of Lakeside from Corporation, carries on a Prohibited Activity therein, for a period of two (2) years following the Effective Time as defined in the Definitive Agreement (the “Term”);

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and in the Definitive Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.NON-COMPETITION.  The Shareholder agrees and covenants not to carry on or engage in any Prohibited Activity within Allen, Calcasieu, Beauregard, Jefferson Davis, or Cameron Parishes, so long as Corporation (directly or indirect via its wholly owned subsidiary, Bank), or any person deriving title to the goodwill of Lakeside from Corporation, carries on a Prohibited Activity therein, for the Term.

For purposes of this non-compete clause, the phrase "Prohibited Activity" shall mean activity in which the Shareholder contributes his or her knowledge, directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, agent, partner, director, 10% or more stockholder, officer, volunteer, intern or any other similar capacity to an entity engaged in the same or similar business as Lakeside or any of its subsidiaries and affiliates, including but not limited to those engaged in the business of commercial banking. Prohibited Activity also includes activity that may require or inevitably require disclosure of trade secrets, proprietary information or confidential information of Catalyst or any of its subsidiaries and affiliates, as well as directly soliciting, contacting (including but not limited to e-mail, regular mail, express mail, telephone, fax and instant message), attempting to contact or meeting with the current, former or prospective customers of Lakeside and its subsidiaries and affiliates for purposes of offering or accepting goods or services similar to or competitive with those offered by Lakeside or its subsidiaries and affiliates.

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2.ACKNOWLEDGEMENT. The Shareholder acknowledges and agrees that the services rendered by him or her to Lakeside are of a special and unique character; that the Shareholder has obtained knowledge and skill relevant to the industry, methods of doing business and marketing strategies of Lakeside, and its successor, Corporation,; and that the restrictive covenants and other terms and conditions of this Agreement are reasonable and reasonably necessary to protect the legitimate business interest of Corporation.

The Shareholder further acknowledges that the amount of consideration paid under the Definitive Agreement was based, in part, on his or her obligations herein and Catalyst’s rights under this Agreement; that he or she has no expectation of any additional compensation, royalties or other payment of any kind not otherwise referenced herein in connection herewith; and that he or she will not be subject to undue hardship by reason of his or her full compliance with the terms and conditions of this Agreement or Catalyst’s enforcement thereof.

3.REMEDIES.  In the event of a breach or threatened breach by the Shareholder of any of the provisions of this Agreement, the Shareholder hereby consents and agrees that Catalyst shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.

4.CONFIDENTIAL INFORMATION. Shareholder recognizes the interest of Catalyst in maintaining the confidential nature of the proprietary, customer, and other business and commercial information of Lakeside, which will become Catalyst’s following the Merger. Shareholder shall hold in a fiduciary capacity for the benefit of Catalyst all secret or confidential information, knowledge or data relating to Lakeside or any of its affiliated companies, and their respective businesses and customers, which shall not be or become public knowledge (other than by acts by Shareholder or representatives of Shareholder in violation of this Agreement), including, but not limited to, names, phone numbers, addresses, e-mail addresses, banking history, banking preferences, chain of command, pricing information and other proprietary information identifying facts and circumstances relevant to banking services (“Confidential Information”). After the closing of the Merger, Shareholder shall not, without the prior written consent of Catalyst, or as may otherwise be required by law or legal process, communicate or divulge any such Confidential Information to anyone other than Catalyst and those designated by it.  All records, files, data, documents and the like relating to Lakeside or its subsidiaries and affiliates shall be and remain the sole property of Catalyst following the Merger. Shareholder shall not remove from the premises of Lakeside or retain any of the materials of Lakeside or its subsidiaries and affiliates, and all such materials in Shareholder's possession shall be returned promptly to Catalyst or destroyed.

5.GENERAL PROVISIONS

a.Notice. For purposes of this Agreement, all communications including, without limitation, notices, consents, requests or approvals provided for herein shall be in writing and shall

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be deemed to have been duly given (i) when delivered, (ii) five (5) business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, (iii) when sent by facsimile or e-mail with evidence of receipt thereof, or (iv) when delivered by overnight courier providing proof of delivery, addressed to Catalyst (to the attention of the Chief Executive Officer of Catalyst) at its principal executive office and to Shareholder at his or her principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of change of address shall be effective only upon receipt.

b.Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Louisiana, without giving effect to the principles of conflict of laws of such State.

c.Validity. If any provisions of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances shall not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal shall be reformed to the extent (and only to the extent) necessary to make it enforceable, valid and legal.

d.Entire Agreement. This Agreement represents the entire agreement of the parties with regards to the matters herein and supersedes any other agreement, oral or written, between the Shareholder and Catalyst or any predecessor of Catalyst, including but not limited to Lakeside. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject mater hereof have been made by either party which are not set forth expressly in this Agreement.

e.Successors and Binding Agreements.

i.This Agreement shall be binding upon and inure to the benefit of Catalyst and any Successor (as defined below) of or to Catalyst. "Successor" shall mean any successor in interest, including, without limitation, any entity, individual or group of persons acquiring directly or indirectly all or substantially all of the business or assets of Catalyst, whether by sale, merger, consolidation, reorganization or otherwise.

ii.This Agreement is personal in nature and neither of the parties shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder, except for any Successor of Catalyst as set forth in section 5(e)(i) above.

f.Headings. The headings in this Agreement are solely for convenience of reference and shall not be given any effect in the construction or interpretation of the Agreement.

g.Waiver; Modification. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Shareholder and Catalyst.  No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by

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such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Any waiver or modification of any term of this Agreement shall be effective only if it is signed in writing by both parties.

h.Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same Agreement.i.Construction, Reformation and Severability.  It is understood and agreed that, should any portion of any clause or paragraph of this Agreement be deemed too broad to permit enforcement to its full extent, or should any portion of any clause or paragraph of this Agreement be deemed unreasonable, then said clause or paragraph shall be reformed and enforced to the maximum extent permitted by law.  Additionally, if any of the provisions of this Agreement are ever found by a court of competent jurisdiction to exceed the maximum enforceable (i) periods of time, (ii) geographic areas of restriction, (iii) scope of noncompetition or non-solicitation and/or (iv) description of the Lakeside’s business, or to be unenforceable for any other reason, then such unenforceable element(s) of this Agreement shall be reformed and reduced to the maximum periods of time, geographic areas of restriction, scope of noncompetition or non-solicitation and/or description of the Lakeside’s business that is permitted by law.  In this regard, any unenforceable, unreasonable and/or overly broad provision shall be reformed and/or severed so as to permit enforcement of this Agreement and the subject provision to the fullest extent permitted by law.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered on the day and year first above written.

SHAREHOLDER:	CATALYST BANCORP, INC. and CATALYST BANK Joe Zanco President and CEO

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Exhibit B

SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement is made and entered into as of the 7th day of April, 2026, between Catalyst Bancorp, Inc., Opelousas, Louisiana (“CBI”), and Lakeside Bancshares, Inc., Lake Charles, Louisiana (“LBI”) (the “Share Exchange Agreement”).

WITNESSETH:

WHEREAS, CBI and LBI (collectively, the “Corporations”) and their respective Boards of Directors deem it in their respective best interests that CBI will acquire all of the shares of LBI, in exchange for the Share Exchange Consideration defined in Article 2 of the Agreement (the “Share Exchange”), pursuant to the provisions of and with the effect provided in La. Rev. Stat. § 12:1-1101, et seq., and upon the terms and conditions hereinafter set forth and in the Agreement (as hereinafter defined); and

WHEREAS, CBI and LBI are Parties to that certain Agreement and Plan of Share Exchange and Merger dated as of the date hereof by and between Lakeside and LBI, on the one hand, and Catalyst and CBI, on the other, (the “Agreement”) (the defined terms in which are used herein as defined therein) setting forth certain representations, warranties, covenants, and conditions relating to the Share Exchange.

NOW THEREFORE, CBI and LBI hereby make, adopt and approve this Share Exchange Agreement and prescribe the terms and conditions of the Share Exchange and the mode of carrying the Share Exchange into effect as follows:

THE SHARE EXCHANGE

At the Effective Time, CBI will acquire all of the shares of LBI, in exchange for the Share Exchange Consideration defined in Article 2 of the Agreement, pursuant to the provisions of the Agreement, this Share Exchange Agreement, and the provisions of and with the effect provided in La. Rev. Stat. § 12:1-1101, et seq.   Upon consummation of the Share Exchange as of the Effective Time, all of the issued and outstanding shares of LBI shall be owned by CBI, and all of the assets and property of every kind and character, real, personal and mixed, tangible and intangible, choses in action, rights, and credits owned by LBI, or which would inure to it, shall remain owned by LBI, even though LBI at that time will be a wholly owned subsidiary of CBI.

EFFECTIVE TIME

The Share Exchange shall be effective as of the date specified in the documents delivered to the Louisiana Secretary of State according to Article Five herein, but no earlier than the date and time specified or permitted by the Agreement (the “Effective Time”).

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CONVERSION AND CANCELLATION OF SHARES

At the Effective Time, each share of CBI capital stock issued and outstanding immediately prior to the Effective Date shall remain outstanding and shall represent one share of CBI capital stock.

As a result of the Share Exchange and without any action on the part of the holder thereof, each holder of shares of LBI Common Stock shall thereafter cease to have any rights with respect to such shares of LBI Common Stock except for any rights under the Agreement, if applicable.

Each share of LBI Common Stock issued and held in LBI’s treasury, if any, at the Effective Time shall, by virtue of the Share Exchange, cease to be outstanding and shall be canceled and retired without payment of any consideration therefor..

EFFECTS OF share exchange

The Share Exchange shall have the effects set forth in La. Rev. Stat. § 12:1-1101, et seq.

FILING OF ARTICLES OF share exchange

If this Share Exchange Agreement is approved by the shareholders of LBI, then the fact of such approval shall be so certified by the Secretary or Assistant Secretary of LBI, and the appropriate documents shall be delivered to the Louisiana Secretary of for filing and recordation in the manner required by law.

MISCELLANEOUS

The obligations of CBI and LBI to effect the Share Exchange shall be subject to all of the terms and conditions of the Agreement. At any time prior to the Effective Time, this Share Exchange Agreement may be terminated (a) by the mutual agreement of the Boards of Directors of CBI, LBI, Lakeside, and Catalyst or (b) pursuant to the terms and provisions of the Agreement.

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IN WITNESS WHEREOF, this Share Exchange Agreement is signed by a majority of the Directors of each of the Corporations as of the day first above written.

CATALYST BANCORP, INC.

By a majority of its Board of Directors

______________________________

______________________________

______________________________

(constituting a majority of its Directors)

LAKESIDE BANCSHARES, INC.

By a majority of its Board of Directors

______________________________

______________________________

______________________________

(constituting a majority of its Directors)

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EXHIBIT C

CORPORATE MERGER AGREEMENT

This Corporate Merger Agreement is made and entered into as of the 7th day of April, 2026, between Catalyst Bancorp, Inc., Opelousas, Louisiana (“CBI”), and Lakeside Bancshares, Inc., Lake Charles, Louisiana (“LBI”) (the “Corporate Merger Agreement”).

WITNESSETH:

WHEREAS, CBI and LBI (collectively, the “Corporations”) and their respective Boards of Directors deem it in their respective best interests that LBI be merged with and into CBI with CBI as the survivor (the “Corporate Merger”) pursuant to the provisions of La. Rev. Stat. § 12:1-1101, et seq., and upon the terms and conditions hereinafter set forth and in the Agreement (as hereinafter defined); and

WHEREAS, CBI and LBI are Parties to that certain Agreement and Plan of Share Exchange and Merger dated as of the date hereof by and between Lakeside and LBI, on the one hand, and Catalyst and CBI, on the other, (the “Agreement”) (the defined terms in which are used herein as defined therein) setting forth certain representations, warranties, covenants, and conditions relating to the Corporate Merger.

NOW THEREFORE, CBI and LBI hereby make, adopt and approve this Corporate Merger Agreement and prescribe the terms and conditions of the Corporate Merger and the mode of carrying the Corporate Merger into effect as follows:

ARTICLE 1

THE CORPORATE MERGER

Upon the terms and subject to the conditions hereinafter set forth, and in the Agreement, at the Effective Time (as defined in Article Two hereof) LBI shall be merged with and into CBI.  Upon consummation of the Corporate Merger the separate corporate existence of LBI shall cease and CBI shall continue as the surviving entity.  The name of CBI, as the surviving entity, shall by virtue of the Corporate Merger remain unchanged.  At the Effective Time, all of the assets and property of every kind and character, real, personal and mixed, tangible and intangible, choses in action, rights, and credits then owned by LBI, or which would inure to it, shall immediately by operation of law and without any conveyance or transfer or without any further action or deed, be vested in and become the property of CBI, which shall have, hold, and enjoy the same in its own right as fully and to the same extent as the same were possessed, held, and enjoyed by LBI prior to the Corporate Merger; and CBI shall be deemed to be and shall be a continuation of the original entities and all of the rights and obligations of LBI shall remain unimpaired, and CBI, at the Effective Time of the Corporate Merger shall succeed to all such rights, obligations, duties and liabilities connected therewith.

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EFFECTIVE TIME

The Corporate Merger shall be effective as of the date specified in the documents delivered to the Louisiana Secretary of State according to Article Five herein, but no earlier than the date and time specified or permitted by the Agreement (the “Effective Time”).

CONVERSION AND CANCELLATION OF SHARES

At the Effective Time, each share of CBI capital stock issued and outstanding immediately prior to the Effective Date shall remain outstanding and shall represent one share of CBI capital stock.

As a result of the Corporate Merger and without any action on the part of the holder thereof, all shares of LBI Common Stock shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate representing any shares of LBI Common Stock (a “LBI Certificate”) shall thereafter cease to have any rights with respect to such shares of LBI Common Stock except for any rights under the Agreement, if applicable.

Each share of LBI Common Stock issued and held in LBI’s treasury, if any, at the Effective Time shall, by virtue of the Corporate Merger, cease to be outstanding and shall be canceled and retired without payment of any consideration therefor.

EFFECTS OF CORPORATE MERGER

The Corporate Merger shall have the effects set forth in La. Rev. Stat. § 12:1-1107.  Upon the Effective Time, the office of LBI immediately before the Corporate Merger becomes effective shall become an office of CBI.

FILING OF ARTICLES OF MERGER

If this Corporate Merger Agreement is approved by the shareholders of LBI, then the fact of such approval shall be so certified by the Secretary or Assistant Secretary of LBI, and the appropriate documents shall be delivered to the Louisiana Secretary of State for filing and recordation in the manner required by law.

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MISCELLANEOUS

The obligations of CBI and LBI to effect the Corporate Merger shall be subject to all of the terms and conditions of the Agreement. At any time prior to the Effective Time, this Corporate Merger Agreement may be terminated (a) by the mutual agreement of the Boards of Directors of CBI, LBI, Lakeside, and Catalyst or (b) pursuant to the terms and provisions of the Agreement.

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IN WITNESS WHEREOF, this Corporate Merger Agreement is signed by a majority of the Directors of each of the Corporations as of the day first above written.

CATALYST BANCORP, INC.

By a majority of its Board of Directors

______________________________

______________________________

______________________________

(constituting a majority of its Directors)

LAKESIDE BANCSHARES, INC.

By a majority of its Board of Directors

______________________________

______________________________

______________________________

(constituting a majority of its Directors)

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EXHIBIT D

BANK MERGER AGREEMENT

This Bank Merger Agreement is made and entered into as of the ____ day of ___________, 2026, between Catalyst Bank, Opelousas, Louisiana (“Catalyst”), and Lakeside Bank, Lake Charles, Louisiana (“Lakeside”) (the “Bank Merger Agreement”).

WITNESSETH:

WHEREAS, Catalyst and Lakeside (collectively, the “Constituent Banks”) and their respective Boards of Directors deem it in their respective best interests that Lakeside be merged with and into Catalyst with Catalyst as the survivor (the “Bank Merger”) pursuant to the provisions of 12 U.S.C. § 1828(c), 12 U.S.C. § 1464, 12 C.F.R § 5.33,  and La. Rev. Stat. § 6:351, et seq., as amended, and upon the terms and conditions hereinafter set forth and in the Agreement (as hereinafter defined); and

WHEREAS, the Constituent Banks are parties to that certain Agreement and Plan of Share Exchange and Merger dated as of the date hereof by and between Lakeside and LBI, on the one hand, and Catalyst and CBI, on the other (the “Agreement”) (the defined terms in which are used herein as defined therein), setting forth certain representations, warranties, covenants, and conditions relating to the Bank Merger.

NOW THEREFORE, the Constituent Banks hereby make, adopt and approve this Bank Merger Agreement and prescribe the terms and conditions of the Bank Merger and the mode of carrying the Bank Merger into effect as follows:

ARTICLE 2

THE BANK MERGER

Upon the terms and subject to the conditions hereinafter set forth, and in the Agreement, at the Effective Time (as defined in Article Two hereof) Lakeside shall be merged with and into Catalyst.  Upon consummation of the Bank Merger the separate corporate existence of Lakeside shall cease and Catalyst shall continue as the surviving bank.  The name of Catalyst, as the surviving bank, shall by virtue of the Bank Merger remain unchanged.  At the Effective Time all of the assets and property of every kind and character, real, personal and mixed, tangible and intangible, choses in action, rights, and credits then owned by Lakeside, or which would inure to it, shall immediately by operation of law and without any conveyance or transfer or without any further action or deed, be vested in and become the property of Catalyst, which shall have, hold, and enjoy the same in its own right as fully and to the same extent as the same were possessed, held, and enjoyed by Lakeside prior to the Bank Merger; and Catalyst shall be deemed to be and shall be a continuation of the original entities and all of the rights and obligations of Lakeside shall remain unimpaired, and Catalyst, at the Effective Time of the Bank Merger shall succeed to all such rights, obligations, duties and liabilities connected therewith.

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EFFECTIVE TIME

The Bank Merger shall be effective as of the date specified in the documents delivered to the OCC and OFI according to Article Five herein, but no earlier than the date and time specified or permitted by the Agreement (the “Effective Time”).

CONVERSION AND CANCELLATION OF SHARES

On the Effective Date, each share of Catalyst capital stock issued and outstanding immediately prior to the Effective Date shall remain outstanding and shall represent one share of Catalyst capital stock.

b.As a result of the Bank Merger and without any action on the part of the holder thereof, all shares of Lakeside Common Stock shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate representing any shares of Lakeside Common Stock (a “Lakeside Certificate”) shall thereafter cease to have any rights with respect to such shares of Lakeside Common Stock except for any rights under the Agreement, if applicable.

c.Each share of Lakeside Common Stock issued and held in Lakeside’s treasury, if any, at the Effective Time shall, by virtue of the Bank Merger, cease to be outstanding and shall be canceled and retired without payment of any consideration therefor.

EFFECTS OF BANK MERGER

The Bank Merger shall have the effects 12 U.S.C. § 1828(c), 12 C.F.R § 5.33 and La. Rev. Stat. § 6:355.  Upon the Effective Time, the main office and all branch offices of Lakeside immediately before the Bank Merger becomes effective shall become branch offices of Catalyst.

FILING OF ARTICLES OF MERGER

If this Bank Merger Agreement is approved by the shareholders of Lakeside and Catalyst, then the fact of such approval shall be so certified by the Secretary or Assistant Secretary of the Constituent Banks and the appropriate documents shall be delivered to the OCC and OFI for filing and recordation in the manner required by law.

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MISCELLANEOUS

The obligations of the Constituent Banks to effect the Bank Merger shall be subject to all of the terms and conditions of the Agreement. At any time prior to the Effective Time, this Bank Merger Agreement may be terminated (a) by the mutual agreement of the Boards of Directors of the Constituent Banks, or (b) pursuant to the terms and provisions of the Agreement.

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IN WITNESS WHEREOF, this Bank Merger Agreement is signed by a majority of the Directors of each of the Constituent Banks as of the day first above written.

CATALYST BANK

By a majority of its Board of Directors

______________________________

______________________________

______________________________

(constituting a majority of its Directors)

LAKESIDE BANK

By a majority of its Board of Directors

______________________________

______________________________

______________________________

(constituting a majority of its Directors)

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EXHIBIT E

FORM OF

AMENDMENT TO CHANGE IN CONTROL AGREEMENT

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AMENDMENT TO

CHANGE IN CONTROL AGREEMENT

THIS AMENDMENT TO CHANGE IN CONTROL AGREEMENT (“Amendment”) is made as of April __, 2026, by and among LAKESIDE BANK, a Louisiana state-chartered bank ("Bank" or “Company”), and Roy M. Raftery, jr. (the “Employee”), a resident of the State of Louisiana.

W I T N E S S E T H:

WHEREAS, the Employee currently serves as the President and CEO of Lakeside Bancshares, Inc., a Louisiana Corporation (“Corporation”) and its wholly owned subsidiary, Bank; and

WHEREAS, Corporation and Catalyst Bancorp, Inc., a Louisiana Corporation (“CBI”), and their respective subsidiaries, Bank and Catalyst Bank, a federal savings association that has elected to be treated as a covered savings association under Section 5 of the Home Owners’ Loan Act (“Catalyst”) are parties to an Agreement and Plan of Share Exchange and Merger, dated simultaneously herewith (the “Definitive Agreement”), whereby CBI will acquire Corporation (and thus indirectly Bank) and Corporation and Bank will be merged with and into CBI and Catalyst and, thereafter, CBI and  Catalyst will continue to operate the business formerly conducted by Corporation and Bank; and

WHEREAS, as a condition of and inducement to CBI and Catalyst entering into the Definitive Agreement, the Employee has agreed to enter into this Amendment to Employee’s existing Change in Control Agreement with Bank dated June 21, 2021 (“CIC Agreement”); and

NOW, THEREFORE, in consideration of the provisions of the Definitive Agreement and this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and the Employee agree as follows:

1.Removal of Certain Additional Payments by Bank.  Section 2 of the CIC Agreement shall be deleted in its entirety.

2.Net Payment/Cut-Back.  Section 4 of the CIC Agreement shall be deleted in its entirety and replaced with the following language:

“The parties intend that the payments provided for herein are reasonable compensation for the Employee's services to the Company and shall not constitute ‘parachute payments’ within the meaning of Section 280G of the Internal Revenue Code (the “Code”) and any regulations thereunder. Notwithstanding any other provision of this Agreement, if any payment or benefit to be paid or provided to Employee, whether pursuant to this Agreement or otherwise, would constitute a ‘parachute payment’ within the meaning of Section 280G of the Code, such payments and benefits shall be reduced to an amount, the aggregate value of which is $1.00 less than an amount equal to three (3) times the Employee’s ‘base amount,’

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as determined in accordance with Section 280G of the Code. The reduction shall be made from the amount of the payment under this Agreement.”

3.Taxes.  Employee acknowledges and agrees that the cut-back gross cash payment amount will be reduced by all applicable federal and state income and payroll taxes that the Bank is required to withhold to arrive at a net cash payment to be made to Employee under the CIC Agreement.

3.Full Settlement.  Employee hereby agrees to accept the cut-back total payment under this Amendment to the CIC Agreement in full satisfaction of the cash payment due from Bank under his CIC Agreement and hereby releases Bank and its affiliates and successors, including, but not limited to Corporation, CBI and Catalyst, from any and all liability under said CIC Agreement, other than the obligation for said cut-back payment in accordance with the provisions of this Amendment.

4.Choice of Law and Forum.  The parties agree that in any action brought to enforce the terms of the Agreement, Louisiana law shall be applicable.

5.Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the successors and assigns of Bank and Employee’s beneficiaries and heirs at law.

6.Entire Agreement; Modification.  The CIC Agreement, as modified by this Amendment, contains the entire agreement of the parties and supersedes all promises, understandings or agreements, either oral or written, between the parties, and may not be modified except in writing and signed by the parties.  Except as stated herein, the provisions of the CIC Agreement shall continue unchanged and in full force and effect, and the terms of the CIC Agreement are hereby ratified and approved as amended herein.

7.Severability.  If any provision of this Amendment is declared invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of any other provisions of this Amendment and the CIC Agreement and the remaining provisions of this Amendment and the CIC Agreement shall remain in full force and effect.

8.Terms not Defined.  The Parties agree that the capitalized terms used herein that are not otherwise defined herein shall be deemed to have the definition assigned to such terms in the CIC Agreement.

9.Counterparts.  This Amendment may be executed in multiple counterparts, each of which shall constitute an original.

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IN WITNESS WHEREOF, the parties have hereunto signed this Agreement as of the day and year first above written.

BANK

BY:________________________________

______________________________Name: J. Michael Veron

Roy M. Raftery, Jr.Title: Chairman of the Board

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